Exhibit 2.2

CONFORMED COPY

THIS AGREEMENT is made 8 April 2004

BETWEEN:

1.             PREMIER INTERNATIONAL HOLDINGS INC., a Delaware corporation (the “Principal Seller”)

2.             WALIBI HOLDING LLC. a Delaware limited liability company (“WHL”)

(WHL and the Principal Seller together, the “Sellers”)

3.             STAR PARKS BELGIUM HOLDCO SA, a Belgian company (the “Purchaser”)

AND

4.             SIX FLAGS, INC., a Delaware corporation (the “Guarantor”).

WHEREAS:

(A)          Particulars of each member of the Group (as defined in this agreement) are set out in Schedule 7 (Basic information about the Company) and Schedule 8 (Basic information about the Subsidiaries).

(B)          The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares (as defined in this agreement) in each case on the terms and subject to the conditions of this agreement.

(C)          The Guarantor has agreed to guarantee the obligations of the Sellers under this agreement and the Share Purchase Documents.,

(D)          Prior to the execution of this agreement, 6 per cent. of the limited partnership interest in MWG (being the nominal amount of DM 2,730,000) was sold and assigned by Movie World Holding GmbH and purchased and such assignment accepted by Star Parks Leisure Limited, on the terms and subject to the conditions of the Movie World Sale and Purchase Agreement.

NOW IT IS HEREBY AGREED as follows:

1.            Interpretation

1.1           In this agreement and the Schedules to it:

“2002 Accounts”

means the consolidated trial balance of the Company and of each Subsidiary, prepared in accordance with US GAAP, for the year ending 31 December 2002 a copy of which has for the purpose of identification only been initialled by the Sellers’ Solicitors and the Purchaser’s Solicitors;

“2003 Accounts”

means the consolidated trial balance of the Company and of each Subsidiary, prepared in accordance with US GAAP for the financial year ending 31 December 2003, a copy of which has for the purpose of identification only been initialled by the Sellers’ Solicitors and the Purchaser’s Solicitors;

“Accounts”	means the 2002 Accounts and the 2003 Accounts;

“Accounts Date”	means 31 December, 2003;

“Actual Working Capital Deficit”	means EUR 4,843,398 calculated as set out in Schedule 12 (Actual Working Capital Deficit);

“Affiliate”

in relation to a person means any other person that is, directly or indirectly, Controlling, Controlled by or under common Control with that person; and any reference to “Affiliates” shall be construed accordingly;

“Agreed Lawyer”	has the meaning given to it in paragraph 4(ii) of Schedule 3 (Sellers’ limitations on liability);

“Assurance”	means any guarantee or other assurance, covenant, collateral contract, letter of credit or indemnity having a similar economic effect to a guarantee;

“Books and Records”

has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

“Business”	means the business carried on by the Group at Completion;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in New York, London and Brussels;

“Business Information”

means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all accounting and tax records, correspondence, orders and inquiries;

“Cash Purchase Price”	means EUR 140,887,384, being the Purchase Price minus EUR 10,000,000;

“Claim”	means a claim by the Purchaser in respect of a breach of a Warranty (including, without limitation, by the Purchaser under sub-clause 5.5 (Principal Seller’s Warranties and covenants));

“Company”	means Walibi SA, basic information concerning which is set out in Schedule 7 (Basic information about the Company);

“Competition Authority”	means all authorities and/or regulators appointed under or in connection with Competition Legislation in any jurisdiction (including without limitation the European Commission);

“Competition Legislation”	means all anti-trust and/or competition laws, regulations and rules in any jurisdiction (including, without limitation, the European Union competition laws, regulations and rules);

“Competitive Business”	has the meaning given in sub-clause 8.1(A) (Restrictions on Principal Seller’s business activities);

“Completion”	means completion of the sale and purchase of the Shares under this agreement;

“Completion Date”	means the date of this agreement;

“Confidential Business Information”	means Business Information which is confidential and which is exclusively or predominantly Business Information of the Group and not the Retained Group;

“Control”

in relation to a body corporate means the ability of a person to ensure, directly or indirectly, that the activities and business of that body corporate are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of a body corporate if that person, directly or indirectly, possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up and, for the avoidance of doubt, a person which is the general partner of a limited partnership Controls that limited partnership and any derivative term or reference to “Controlling” shall be construed accordingly;

“Data Protection Authority”	means all authorities and/or regulators appointed under or in connection with Data Protection Legislation in any jurisdiction in which any member of the Group currently conducts business;

“Data Protection Legislation”

means all data protection laws, regulations and rules and/or similar or analogous data protection laws, regulations and rules in any jurisdiction in which any member of the Group currently conducts business including, without limitation, any predecessor legislation at all times while the same was in force;

“Disclosure Letter”

means the letter dated the date of this agreement written by the Principal Seller to the Purchaser in relation to the Warranties for the purposes of sub-clause 6.2 (Purchaser’s remedies and Sellers’ limitations on liability) and delivered to the Purchaser before the execution of this agreement;

“EC Treaty”	means the treaty establishing the European Economic Community, signed at Rome on 25 March 1957, as subsequently amended;

“Environment”	has the meaning given in paragraph 24 of Schedule 2 (Warranties);

“Environmental Laws”	has the meaning given in paragraph 24 of Schedule 2 (Warranties);

“Environmental Matters”	has the meaning given in paragraph 24 of Schedule 2 (Warranties);

“Environmental Permits”	has the meaning given in paragraph 24 of Schedule 2 (Warranties);

“EUR”	means Euro;

“EURIBOR”

means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period and displayed on the appropriate Telerate screen page two Business Days before the first day of that period;

“European WB License Agreement”	means License Agreement #9968 WB/DC/TEC/CN between Warner Bros., DC Comics and Premier Parks Inc.;

“Financial Indebtedness”	means any indebtedness of a member of the Group to any person other than a member of the Group for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptances under any acceptance credit facility;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease, including, for the avoidance of doubt, the amount of any liability in respect of or under the Ride Leases;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i) the PIHI Indebtedness;

(j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (i) above,

provided, however, that Financial Indebtedness shall exclude the amount of any liability in respect of any operating leases and shall, in the case of the Ride Leases, exclude accrued interest;

“German Subsidy”

means the investment subsidy (“Investitions-Zuschuss”) in the total original amount of DEM 64,420,000 granted by Investitions Bank NRW, Düsseldorf to MWG (formerly Warner Brothers Movie World GmbH & Co. KG);

“Group”	means the Company and all the Subsidiaries;

“Guaranteed Obligations”	has the meaning given to it in sub-clause 13.1 (Guarantee);

“Hazardous Material”	has the meaning given in paragraph 24 of Schedule 2 (Warranties);

“Income, Profits or Gains”	has the meaning given in the Tax Covenant;

“Information Technology”	means computer hardware, software, networks and other information technology (whether embedded or otherwise);

“Intellectual Property”

means patents, trade marks, rights in designs, copyrights and rights in databases (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Lease”	has the meaning given in paragraph 23.11 of Schedule 2 (Warranties);

“Letting Documents”	has the meaning given in paragraph 23.12 of Schedule 2 (Warranties);

“Loan Note”	means the 20% fixed rate unsecured subordinated loan note of Star Parks Luxembourg Holdco SA constituted by the Loan Note Deed;

“Loan Note Deed”	means the deed entered into by the Star Parks Luxembourg Holdco SA on the date of this agreement constituting the Loan Notes in the agreed form;

“Losses”	means all liabilities, damages, charges, costs, expenses or losses; and any reference to “Loss” shall be construed accordingly;

“Material Litigation”

means any litigation, arbitration or other dispute resolution process, or administrative proceedings, which would if the claimant were successful give rise to a liability for one of the parties involved in excess of EUR 100,000;

“Materially Prejudicial”	has the meaning given to it in paragraph 4(ii) of Schedule 3 (Sellers’ limitations on liability);

“Merger”

means the legal merger of the Company with and into Bellewaerde Park BVBA/SPRL with Bellewaerde Park BVBA/SPRL being the surviving entity pursuant to the merger proposal dated 20 February 2004 approved by the boards of directors of those companies on 23 February, 2004 and filed with the clerk’s office of the Commercial Court on 24 February, 2004;

“Movie World Completion”	means completion of the sale and purchase of the limited partnership interest in MWG and right to receive a partnership loan to MWG contemplated by the Movie World Sale and Purchase Agreement;

“Movie World Sale and Purchase Agreement”

means the sale and purchase agreement dated the date prior to the date of this agreement between Movie World Holding GmbH, Movie World GP GmbH and Star Parks Leisure Limited relating to inter alia the sale and purchase of a limited partnership interest in MWG;

“MWG”	means Movie World GmbH & Co. KG;

“MW Germany WB License Agreement”	means License Agreement #9969 WB/DC/TEC/CN between Warner Bros., DC Comics and Premier Parks Inc.;

“Palamon Funds”	means Palamon European Equity, LP, Palamon European Equity “B”, LP, Palamon European Equity “C”, LP, Palamon European Equity “D” LP and Palamon European Equity GmbH & Co. Beteiligungs KG;

“Parks”

means theme parks (including, where applicable, water parks) known as at the date of this agreement as Six Flags Belgium (including Aqualibi) (Brussels), Bellewaerde (Ieper), Walibi Aquitane (Toulouse-Bordeaux), Walibi Rhône-Alpes (Lyon), Walibi Lorrain (Metz), Six Flags Holland (Biddinghuizen) and Movie World Germany (Düsseldorf);

“PIHI Indebtedness”	means the receivable in the amount of EUR 806,562 (including accrued interest) outstanding from the Company to PIHI at Completion;

“PIHI Indebtedness Purchase Price”	means EUR 806,562;

“PIK Note Deed”	means the deed entered into by the Star Parks Luxembourg Holdco SA on the date of this agreement constituting units of payment in kind notes of EUR1 in the agreed form;

“Pre-Contractual Statement”	has the meaning given in sub-clause 19.2 (Entire agreement);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this agreement;

“Property” or “Properties”	means the parcels of real estate listed in Schedule 10 (Real estate);

“Property Owner”	means, in relation to any Property, the person referred to as owner in Schedule 10 (Real estate);

“Proprietary Software”	means software in which any member of the Group owns any Intellectual Property;

“Purchase Price”	means EUR 150,887,384, comprising the Share Purchase Price (being EUR 150,080,882) plus the PIHI Indebtedness Purchase Price (being EUR 806,562);

“Purchaser’s Group”	means:

(a)           the Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding companies of the Purchaser and all other subsidiaries or subsidiary undertakings of any such holding companies;

(b) the Palamon Funds;

(c) any Affiliates of the Palamon Funds (the “Palamon Affiliates”);

(d) any limited partner or general partner of the Palamon Funds;

(e)           any person Controlled by the Palamon Funds or the Palamon Affiliates or Controlled by any combination of the Palamon Funds and the Palamon Affiliates and any general partner of any of the Palamon Funds or the Palamon Affiliates or which is Controlled by any general partner of any of the Palamon Funds or the Palamon Affiliates; and

(f)            any other limited partnership, fund or collective investment or co-investment plan managed or Controlled by (i) a general partner of the Palamon Funds or (ii) the Palamon Funds or (iii) by any other person Controlled by, or subject to the Control of, the general partner of any of the Palamon Funds (or the representative(s) or holder(s) or trustee(s) of any such partnership, fund or plan or any unit holder or other beneficiary of said partnership, fund or plan);

“Purchaser’s Solicitors”	means Slaughter and May;

“Relevant Indemnified Party”	has the meaning given in sub-clause 12.10(C);

“Relevant Indemnifying Party”	has the meaning given in sub-clause 12.10(C);

“Requirement”	has the meaning given in paragraph 11 of Schedule 3 (Sellers’ limitations on liability);

“Retained Group”

means, the Guarantor, the Principal Seller, the Guarantor’s subsidiaries and subsidiary undertakings from time to time, any holding company of the Guarantor and all other subsidiaries or subsidiary undertakings of any such holding company (except members of the Group);

“Ride Leases”	means the following lease agreements:

(a) dated 2 March 1998 between Parc Lorrain S.A.S. and Securitas SA relating to the Space Shot and 2 Air Vessels;

(b) dated 2 March 1998 between Avenir Land S.A.S. and Securitas SA relating to the Space Shot and 2 Air Vessels;

(c)           dated 12 February 1998 (as amended and restated on 16 April 1998) between Six Flags Holland B.V. (formerly Flevo Attractiepark B.V.) and Fitraco NV relating to the Space Shot at the Six Flags Holland park;

(d) dated 14 October 1997 between the Company and Fitraco NV relating to the Giant Drop at the Six Flags Belgium park;

(e) dated 5 April 2001 between Fitraco N.V. and the Company (relating to the Boomerang and Mad House at the Six Flags Belgium park); and

(f) dated 5 April 2001 between Fitraco N.V. and Movie World Holding GmbH (relating to the Suspended Looping Coaster at Warner Bros. Movie World Germany);

“Seller Confidential Information”	means Business Information which is confidential and which is exclusively or predominantly Business Information of the Retained Group and not the Group;

“Sellers’ Solicitors”	means Weil, Gotshal & Manges;

“Service Document”	has the meaning given in sub-clause 30.6 (Agent for service);

“Share Purchase Price”

means EUR 150,080,822, being EUR 165,289,256, minus the Actual Working Capital Deficit, being EUR 4,843,398, minus EUR 10,365,036, being the aggregate amount of all Financial Indebtedness of each member of the Group owed at Completion (including the PIHI Indebtedness);

“SFB SkyDiver Lease”	means the operating lease agreement dated 11 July 2003 between the Company and SFB-Skydiver, LLC relating to the SkyDiver for use at the Six Flags Belgium park;

“SFH SkyDiver Lease”	means the operating lease agreement dated 24 May 2002 between the Guarantor and S&S Entertainment Finance L.P. relating to the SkyDiver for use at the Six Flags Holland park;

“SF Parties”	means the Sellers and the Guarantor;

“Shares”	means all the issued shares in the capital of the Company;

“Share Purchase Documents”

means this agreement, the Loan Note, the Loan Note Deed, the PIK Note Deed, the Tax Covenant, the Disclosure Letter, the Transitional Services Agreement and the documents to be delivered by the Sellers or either of them pursuant to Part 1 of Schedule 1 (Completion arrangements) (other than the documents referred to in paragraphs 1(A), 1(C), 1(D), 1(E), 1(F), 3(B), 4(A) and 4(B) of Part 1 of Schedule 1 (Completion arrangements));

“Subsidiary”	means any of the subsidiaries or subsidiary undertakings of the Company set out in Schedule 8 (Basic information about the Subsidiaries);

“Tax/tax” or “Taxation”

means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, charges and interest relating to any of them;

“Tax Authority”	has the meaning given in the Tax Covenant;

“Tax Covenant”	means the tax covenant referred to in Schedule 1 (Completion arrangements) and in the agreed form;

“Tax Legislation”

means any directive, statute, enactment, law, regulation or similar measure, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant directive, statute, enactment, law, regulation or similar measure, in each case as amended, modified or re-enacted from time to time;

“Tax Warranties”	means the representations and warranties set out in paragraphs 26 to 39 of Schedule 2 (Warranties);

“Transitional Services Agreement”	means the transitional services agreement in the agreed form to be delivered at Completion in accordance with paragraphs 3 and 13 of Schedule 1 (Completion arrangements);

“US GAAP”	means United States of America generally accepted accounting principles;

“VAT”

means (a) any tax imposed in compliance with the Sixth Directive of the Council of the European Economic Communities (77/388/EEC); and (b) any other tax of a similar fiscal nature, whether imposed in a member state of the European Union in substitution for or in addition to such tax, or imposed elsewhere;

“Walloon Grant”

means the investment grant of 29 December 1999 granted by the Walloon Government to the Company in the amount of €1,462,788.70 in cash, received by the Company on 28 February, 2003 and related to the investment programme carried out by the Company during a period ending 30 June, 2001 for a total investment of €19,338,793.60 granted to the Company by virtue of the law of 4 August, 1978 as modified by the Decree of the Walloon Region dated 25 June, 1992;

“Warranties”

means the warranties set out in Schedule 2 (Warranties) given by the Principal Seller pursuant to sub-clause 5.1 (Principal Seller’s Warranties and covenants) and “Warranty” shall be construed accordingly;

“Waste”	has the meaning given in paragraph 24 of Schedule 2 (Warranties);

“WB License Agreements”	means the MW Germany WB Licence Agreement and European WB Licence Agreement;

“WB Stock”	has the meaning given in sub-clause 9.6;

“WB Transition Licence”	means the license agreement in the agreed form to be delivered at Completion in accordance with paragraph 3(B) of Schedule 1 (Completion arrangements);

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day; and

“Works”	has the meaning given in paragraph 24 of Schedule 2 (Warranties).

1.2           In this agreement, unless otherwise specified:

(A)          references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this agreement;

(B)           a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)           references to documents “in the agreed form” mean that document in a form agreed and initialled for the purposes of identification by or on behalf of the Principal Seller and the Purchaser;

(D)          references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(E)           references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(F)           references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(G)           the expressions “debentures”, “holding company”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 1985, as amended from time to time;

(H)          (i)            a person shall be deemed to be connected with:

(a)           another if that person is the individual’s wife or husband, ancestor or lineal descendant, or the wife or husband of an ancestor or a lineal descendant of the individual;

(b)           except in relation to acquisitions or disposals of partnership assets pursuant to bona fide commercial arrangements, any person with whom he is in partnership, and with the wife or husband of any individual with whom he is in partnership;

(ii)           a person, in his capacity as trustee of a settlement, is connected with:

(a)           any individual who in relation to the settlement is a settlor;

(b)           any person who is connected with such an individual; or

(c)           any body corporate which is connected with that settlement;

(iii)          a person who is a company is connected with another company if:

(a)           the same person has Control of both, or a person has Control of one and persons connected with him, or he and persons connected with him, have Control of the other; or

(b)           if a group of two or more persons has Control of each company, and the groups either consist of the same persons or could be regarded as consisting of the same persons by treating (in one or more cases) a member of either group as replaced by a person with whom he is connected;

(iv)          a company is connected with another person if that person has Control of it or if that person and persons connected with him together have Control of it;

(I)            references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(J)            references to times of the day are to London time;

(K)          headings to clauses and Schedules are for convenience only and do not affect the interpretation of this agreement;

(L)           the Schedules (but not the Tax Covenant) form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the Schedules;

(M)         references to the knowledge, information, belief or awareness of the Principal Seller or any similar or related expression shall be limited to the actual knowledge, information, belief or awareness of Keiran E. Burke, James F. Dannhauser, William Muirhead, and solely in respect of the member(s) of the Group and the Park set forth opposite his name, each of the following persons:

Name	Subsidiary	Park

Tim Ruedy	MWG	Warner Bros. Movie World Germany

Filip De Witte	Bellewaerde Park BVBA/SPRL; Immoflor BVBA/SPRL	Bellewaerde

Marcel Schonenberg	Six Flags Holland B.V.	Six Flags Holland

Hervé Louis-Rhodes	Parc Lorrain S.A.S.	Parc Lorrain

Corinne Sedeau	Parc Agen S.A.S.	Walibi Acquitaine

Ulla Harrison	Avenir Land S.A.S.	Walibi Rhône-Alpes

Viviane Paturel	Walibi SA	Six Flags Belgium

(N)          references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O)          (i)             the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)           general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)           each obligation under this agreement that is expressed in terms of an obligation of the Sellers shall be a joint and several obligation of the Sellers; provided, that any obligation that is expressed in terms of an obligation of the Principal Seller shall be the several obligation of the Principal Seller and WHL shall have no liability or responsibility in connection therewith; and

(Q)          except as provided in sub-clause 3.2, for the purposes of calculating the constituents of the Purchase Price in US dollars, an exchange rate of EUR 1.00:US$1.21 has been used.

2.            Sale and purchase

2.1           Each of the Sellers shall sell or procure the sale of and the Purchaser shall purchase the Shares set out opposite its name in Schedule 6 (Ownership of Shares) (and all other Shares) with all rights attached or accruing to them at Completion, free from all charges and encumbrances and from all other rights exercisable by or claims by third parties.

2.2           The Principal Seller shall assign to the Purchaser and the Purchaser shall purchase from the Principal Seller the PIHI Indebtedness.

2.3           The Sellers confirm that they have the right to transfer legal and beneficial title to the Shares.

2.4           The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Completion Date.

2.5           Each of the Sellers waives all rights of pre-emption over any of the Shares conferred upon it by the constitutional documents of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived

2.6           For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

2.7           At the time of signing this agreement, the Sellers shall deliver to the Purchaser an opinion of the Weil, Gotshal & Manges LLP in the agreed form dated with the date of this agreement and the Purchaser’s Solicitors shall deliver to the Sellers’ Solicitors an opinion of Luxembourg Counsel in the agreed form dated with the date of this agreement.

3.            Consideration

3.1           The total consideration for the sale of the Shares and the PIHI Indebtedness shall be the Purchase Price which shall be satisfied by:

(A)          subject to sub-clause 3.2, the payment by the Purchaser of the Cash Purchase Price; and

(B)           the delivery by the Purchaser to the Principal Seller of the Loan Note with an aggregate nominal value of EUR10,000,000 issued by Star Parks Luxembourg Holdco SA to the Principal Seller,

at Completion in accordance with clause 4 (Completion).

3.2           The Cash Purchase Price of EUR 140,887,384 will be converted to US dollars at an exchange rate of EUR 1.00 to US$1.2081 and accordingly will be satisfied by payment by the Purchaser of US$170,206,048.60 at Completion in accordance with clause 4 (Completion).

3.3           The proportion of the Share Purchase Price to which each Seller is entitled shall be that which the number of Shares set opposite its name in Schedule 6 (Ownership of the Shares) bears to the total number of Shares.  WHL shall receive the proportion of the Share Purchase Price to which it is entitled in cash only and the Principal Seller shall receive the proportion of the Share Purchase Price to which it is entitled in the forms of cash and the Loan Note. The Principal Seller shall be entitled to receive all of the PIHI Indebtedness Purchase Price in cash.  Accordingly, each of the Sellers is entitled to such amount of the Cash Purchase Price as is set forth opposite its name in Schedule 6 (Ownership of the Shares).

4.            Completion

4.1           Completion shall take place at such time on the Completion Date as the parties shall agree at the offices of the Purchaser’s Solicitors at One Bunhill Row, London EC1Y 8YY.

4.2           At Completion the Sellers shall do those things listed in Part 1 of Schedule 1 (Completion arrangements) and the Purchaser shall do those things listed in Part 2 of Schedule 1 (Completion arrangements).

4.3           The transfer of the Shares shall be recorded in the Company’s stock ledger on the Completion Date. Each of the Sellers hereby grants an irrevocable and exclusive power of attorney to each lawyer of the law firm of NautaDutilh, located at Terhulpsesteenweg 177, Brussels, to record the transfer of the Shares in the Company’s stock ledger and to take any other action and sign any other document as may be necessary in order that such transfer be enforceable against third parties.

4.4           The Purchaser shall not be obliged to complete this agreement unless the Sellers comply fully with the requirements of sub-clause 4.2 and Part 1 of Schedule 1 (Completion arrangements).

4.5           The Sellers shall not be obliged to complete this agreement unless the Purchaser complies fully with the provisions of sub-clause 4.2 and Part 2 of Schedule 1 (Completion arrangements).

4.6           The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.  This sub-clause shall not limit any other clause of this agreement and in particular clause 16 (Remedies and waivers).

4.7           Payment by telegraphic transfer for the amount of the Cash Purchase Price in accordance with paragraph 10 of Schedule 1 (Completion arrangements) and delivery of the Loan Note in the amount stated in sub-clause 3.1(B) (Consideration) in accordance with paragraph 11 of Schedule 1 (Completion arrangements) shall constitute payment of the consideration for the Shares and the PIHI Indebtedness and shall discharge the obligations of the Purchaser under clause 2 (Sale and purchase) and the Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Sellers in accordance with their respective entitlements.

4.8           The Purchaser shall become entitled to the benefit of, and the Principal Seller’s rights or benefits under or in relation to, the PIHI Indebtedness and this agreement shall constitute an assignment of the benefit of the PIHI Indebtedness with effect from Completion. The Principal Seller and the Purchaser shall immediately notify the Company of the assignment of the PIHI Indebtedness and the Principal Seller shall procure that the Company shall execute and deliver an acknowledgement of the assignment at Completion.

4.9           The Guarantor and the Principal Seller hereby with effect from Completion waive and shall procure that all other members of the Retained Group waive all obligations and liabilities (actual or contingent, present or future) of the members of the Group to any member of the Retained Group, other than:

(A)          subject to sub-clause 4.8, the PIHI Indebtedness;

(B)           the obligations and liabilities of any member of the Group under any Share Purchase Document; and

(C)           any liability which is included in the current liabilities as at 28th March, 2004 when calculating the amount of Actual Working Capital Deficit.

5.            Principal Seller’s Warranties and covenants

5.1           The Principal Seller warrants to the Purchaser in the terms of the Warranties.

5.2           The Principal Seller undertakes to disclose in writing to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties which comes to the notice of the Principal Seller before or at the time of Completion immediately on it so coming to the notice of the Principal Seller.

5.3           In the absence of fraud, each of the Sellers undertakes (if any claim is made against either of the Sellers in connection with the sale of the Shares to the Purchaser) not to make any claim against any member of the Group or any director, employee or adviser of any member of the Group on whom any of them may have relied before agreeing to any terms of this agreement or of the Tax Covenant or authorising any statement in a Disclosure Letter. Each of the Sellers further undertakes (if any claim is made against either of the Sellers in connection with the sale of the Shares to the Purchaser) not to make any claim alleging or involving fraud against any member of the Group or any director, employee or adviser of any member of the Group on whom any of them may have relied before agreeing to any terms of this agreement or of the Tax Covenant or authorising any statement in a Disclosure Letter unless and until the claim made against either of the Sellers in connection with the sale of the Shares to the Purchaser has been settled or otherwise determined.

5.4           Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this agreement.

5.5           Without restricting the rights of the Purchaser or its ability to claim damages on any basis in the event that any of the Warranties is breached, the Principal Seller covenants with the Purchaser that the Principal Seller will pay to the Purchaser (so far as possible, by way of repayment of the Purchase Price payable under clause 3 (Consideration)) an amount equal to the amount of any liability or increase in any liability which any member of the Group has incurred or is or becomes subject to which it would not have incurred or become subject to or which would not have increased if the Warranties had not been breached, provided, however, that this sub-clause 5.5 shall not apply in respect of a claim for breach of any of the Tax Warranties.

5.6           If any amount payable by the Sellers (or either of them) or the Guarantor under this agreement or any Share Purchase Document (other than the Tax Covenant) (including, without limitation, the covenants in sub-clauses 5.5 (Principal Seller’s Warranties and covenants), or clause 12 (Indemnities) or in connection with any breach of any of the Warranties) is subject to Taxation, such additional amounts shall be paid to the Purchaser by the Sellers (or either of them) or the Guarantor (as the case may be) so as to ensure that the total amount received by the Purchaser less any actual liability to Tax is equal to the full amount payable to the Purchaser under this agreement or that Share Purchase Document.

6.            Purchaser’s remedies and Sellers’ limitations on liability

6.1           Notwithstanding any other term of this agreement, the sole remedies of the Purchaser for any breach of any of the Warranties shall be to claim for damages and/or to claim under sub-clause 5.5 (Principal Seller’s Warranties and covenants).  If the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 5 (Principal Seller’s Warranties and covenants) or not) that there has been any breach of the Warranties or any other term of this agreement the Purchaser shall not be entitled to terminate this agreement.

6.2           The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached if it has been fairly disclosed to the Purchaser in the Disclosure Letter (including the documents attached thereto) save to the extent of any fraud or dishonesty on the part of the Principal Seller or its agents or advisers.

6.3           Save to the extent of any fraud or dishonesty on the part of any of the Sellers or their agents or advisers (to which extent the provisions of Schedule 3 (Sellers’ limitations on liability) shall not apply) the provisions of Schedule 3 (Seller’s limitations on liability) shall apply.  Accordingly, no liability shall attach to the Principal Seller in respect of Claims (including, without limitation, under sub-clause 5.5 (Principal Seller’s Warranties and covenants)) if and to the extent that the limitations set out in Schedule 3 (Sellers’ limitations on liability) apply, save to the extent of any fraud or dishonesty on the part of any of the Principal Seller or their agents or advisers.

6.4           If the Principal Seller defaults in the payment when due of any sum payable under sub-clauses 5.5 (Principal Seller’s Warranties and covenants) or clause 12 (Indemnities) (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the Principal Seller shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2.5 per cent. above the three month EURIBOR rate at the date on which such payment is due.  Such interest shall accrue from day to day and shall be compounded annually.

6.5           If the Purchaser defaults in the payment when due of any sum payable under clause 12 (Indemnities) of this agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the Purchaser shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2.5 per cent. above the three month EURIBOR rate at the date on which such payment is due.  Such interest shall accrue from day to day and shall be compounded annually.

6.6           Any payment made by the Principal Seller in respect of any Claim, indemnity or otherwise under this agreement shall, so far as possible, be deemed to be a reduction in the Share Purchase Price payable under clause 3 (Consideration) of this agreement.

7.            Conduct of business before Completion

The Principal Seller will procure that, between the time of this agreement and Completion each member of the Group will not take any action that would be prohibited under Schedule 5 (Conduct of business before Completion).

8.            Restrictions on Principal Seller’s business activities

8.1           The Principal Seller undertakes to procure that each member of the Retained Group will not, and the Principal Seller will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:

(A)          subject to sub-clause 8.2, neither pending nor within five years after the Completion Date, be engaged or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on the business of a theme park or a facility equipped with amusement rides and/or water based attractions within France, Belgium, The Netherlands or Germany or within a 250 kilometre radius of any of the Parks (a “Competitive Business”) provided, however, that in no event shall this sub-clause 8.1(A) prohibit or otherwise restrict any member of the Retained Group from engaging in a Competitive Business in Spain or the United Kingdom;

(B)           within 5 years after the date of this agreement, disclose to any other person or (in any way which may be detrimental to the business of any member of the Group as carried on at the Completion Date) use any information which is Confidential Business Information of a member of the Group for so long as that information remains Confidential Business Information;

(C)           without limitation to the provisions of this clause, in relation to a Competitive Business, use any trade or business name or distinctive mark, style or logo used by or in the business of any member of the Group at any time during the three years before Completion (including, for the avoidance of doubt, the name and mark “Walibi”, but excluding the names and marks “Six Flags” and “Warner Brothers” and any names and marks which are licensed to a member of the Group pursuant to a WB License Agreement or other licence from a third party or associated with or generally used by any member of the Retained Group), or anything confusingly similar to any such thing for five (5) years after Completion.

(D)          neither pending nor within three years after Completion, solicit or entice away from the employment of any member of the Group any of the persons listed in Schedule 11 (Key Employees) with a view to inducing any such person to leave such employment except those who answer a public advertisement or those who are approached when they are no longer employed by the relevant member of the Group; nor

(E)           assist any other person to do any of the foregoing things.

8.2           The restriction in sub-clause 8.1(A) shall not prevent any member of the Retained Group from acquiring or investing in any business, firm, company or group of companies which carry on a Competitive Business provided that:

(A)          the Competitive Business does not represent the principal activity of such business, firm, company or group of companies, as the case may be, at the time of acquisition or investment; and

(B)           the turnover of the activities constituting Competitive Business of the business, firm, company or group of companies being acquired or invested in at the time of acquisition or investment represents less than 10% of the total turnover of the business, firm, company or group of companies being acquired or invested in; and

(C)           after the acquisition or investment there is no material increase in the scope, size or turnover of the activities that constitute Competitive Business.

8.3           Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Principal Seller.

9.            Intellectual Property, Business Information and inventory

9.1           Without prejudice to paragraph 21 of Schedule 2 (Warranties) in the event the Purchaser discovers that the Principal Seller or a member of the Retained Group owns any Intellectual Property which has in the three years prior to Completion been used exclusively by a member of the Group, the Principal Seller agrees to use its reasonable endeavours to procure (to the extent that it is able) that such Intellectual Property is transferred to the Purchaser or a company nominated by the Purchaser for nominal consideration.

9.2           The Guarantor hereby, with effect from Completion, grants to the Purchaser and each member of the Group (and agrees to procure the grant to the Purchaser and each member of the Group of) a non-assignable non-exclusive irrevocable royalty-free licence to use the “Six Flags” name and mark until 31 December, 2004 in the operation of the businesses of the Group (and, in particular, in relation to the Parks) in substantially the same way as such name and mark were used prior to Completion (such licence to cover all territories in which such marks were used prior to Completion) provided that the Purchaser shall procure that no member of the Group shall use the “Six Flags” name or mark in relation to the business of the Group with respect to the 2005 operating season.  The Purchaser undertakes to the Principal Seller to procure that it and each member of the Group shall not use the “Six Flags” name or mark after 31 December, 2004 or, with respect to the 2004 operating season, in a manner which damages or may damage the business reputation of the Retained Group.

9.3           Following Completion the Purchaser undertakes to the Principal Seller to procure that on or before 31 December 2004 the corporate name of any member of the Group the name of which contains the words “Six Flags” shall be changed so as to omit the words “Six Flags” or any similar words.

9.4           Following Completion the Purchaser undertakes to the Principal Seller to procure that on or before the inception of the 2005 operating season each member of the Group shall remove all signage and other materials that include (i) the “Six Flags” name or mark or (ii) the intellectual property licensed to the Group pursuant to the WB Transition Licence and, subject to the terms of the WB Transition Licence, to dispose of such items in each case as may be reasonably directed by the Principal Seller.

9.5           Following Completion the Sellers undertake to the Purchaser to procure that as soon as reasonably practicable, and in any event within 30 days after Completion, the name of WHL shall be changed so as to omit the word “Walibi” or any similar word.

9.6           Subject to clause 9.7, the Principal Seller undertakes to the Purchaser to procure that as soon as reasonably practicable following the end of the 2004 operating season the

Principal Seller or a member of the Retained Group shall purchase at a price equal to the book-value at 28 March, 2004 from each member of the Group all inventory and/or stock held by it at Completion and still held by it at the end of the 2004 operating season which bears:

(a)           any “Six Flags” name or mark, provided that such inventory and/or stock does not bear any words or expressions in a language other than English, or bear images or representations of, or references to, any European landmarks, landscapes or cities, or bear the name or mark of any particular Park; and

(b)           any “Warner Brothers” name or mark or any names or marks which are licensed to a member of the Group under the WB Transition Licence, provided that such inventory and/or stock does not bear any words or expressions in a language other than English, or bear image or representations of, or references to, any European landmarks, landscapes or cities, or bear the name or mark of any particular Park (the “WB Stock”).

9.7           Following Completion, the Principal Seller undertakes to the Purchaser to use its reasonable endeavours to procure the written consent of Warner Bros. Consumer Products Inc., on behalf of itself, Turner Entertainment Co. and the Cartoon Network and as agent for DC Comics to (and if necessary their agreement to the amendment of the WB Transition Licence so as to permit), the sale of the WB Stock to any member of the Retained Group as contemplated in sub-clause 9.6; and in the event that it does not procure such written consent (and, if necessary, agreement), the Purchaser shall not be required to sell the WB Stock to the Principal Seller and the Principal Seller shall pay to the Purchaser an amount equal to the price that would have been payable under sub-clause 9.6 for the WB Stock if such written consent (and, if necessary, agreement) had been obtained.

9.8           In the event that any royalty or other amount becomes payable and is paid by a member of the Group under the WB Transition License with respect to the WB Stock which is sold to the Principal Seller or another member of the Retained Group pursuant to sub-clause 9.6, the Principal Seller shall pay to (or at the direction of) the Purchaser an amount equal to any such royalty or other amount.

9.9           The Principal Seller shall provide to the Purchaser any information in the possession of any member of the Retained Group that the Purchaser reasonably requests so as to allow the Purchaser and the relevant member of the Group to comply with any of their obligations under the WB Transition License relating to the WB Stock.

9.10         The Purchaser undertakes to procure that each member of the Purchaser’s Group will not, and the Purchaser will not, either alone or in conjunction with or on behalf of any other person, neither pending nor within five years after the Completion Date, disclose to any other person or (in any way detrimental to the Sellers or any member of the Retained Group) use any information which is Seller Confidential Information for so long as that information remains Seller Confidential Information.

10.          Access, Books and Records

10.1         As from the date of this agreement, the Purchaser and any persons authorised by it, upon reasonable notice, will be given full access to the premises and all the Books and Records and title deeds of the Group and the directors and employees of the Group and each member of the Group will be instructed to give promptly all information and explanations to the Purchaser or any such persons as they may request.

10.2         Save to the extent prohibited by applicable law, the Principal Seller shall at Completion or as soon as practicable after Completion deliver to the Purchaser originals (or copies to the extent that the originals are not in the possession of a member of the Retained Group) of all the Books and Records proprietary to the Principal Seller or a member of the Retained Group which relate exclusively to the business carried on by the Group as at Completion and that are not otherwise in the possession of any member of the Group.  The Principal Seller shall be entitled to retain copies of any Books and Records delivered pursuant to this clause.

10.3         For a period of five years after Completion the Principal Seller shall maintain and upon reasonable request and within a reasonable period provide copies to, and at the expense of, the Purchaser of any Books and Records proprietary to the Principal Seller or a member of the Retained Group relating (but not exclusively relating) to the business carried on by the Group as at Completion provided that, in the event that the Purchaser reasonably requires in connection with any matter relating to Taxation access to any such Books and Records after such period of 5 years and notifies the Principal Seller of the same prior to the fifth anniversary of Completion, the Principal Seller’s obligations under this sub-clause 10.3 with respect to such Books and Records relating to such Taxation matter shall be extended by such period as the Purchaser shall reasonably require.

10.4         The Purchaser acknowledges that the Sellers may wish to inspect and/or copy the Books and Records of members of the Group from time to time for the purpose of preparing the annual audited consolidated accounts of the Retained Group for any financial period prior to or including the financial period in which Completion occurs and, accordingly, the Purchaser shall, upon being given reasonable notice by the Principal Seller and subject to the Sellers giving such undertaking as to confidentiality as the Purchaser shall reasonably require, make such Books and Records available to the Sellers for inspection (during Working Hours) and copying (at the Principal Seller’s expense) in each case for and only to the extent necessary for such purpose and for a period of two years from Completion.

11.          Effect of Completion

Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

12.          Indemnities

12.1         The Principal Seller:

(A)          undertakes to indemnify the Purchaser against; and

(B)           covenants to pay the Purchaser, so far as possible by way of a reduction in the Share Purchase Price, an amount equal to all Losses suffered by any member of the Group or the Purchaser as a consequence (either directly or indirectly) of or which would not have occurred or arisen either directly or indirectly but for, any claim or demand for, or liability or obligation with respect to, repayment of all or part of the German Subsidy; provided that:

(X)          the Principal Seller shall retain control of any negotiations with the Ministry of Economic Affairs of the State of North-Rhine-Westphalia and the defence of any claims with respect to the repayment of the German Subsidy provided that nothing in this sub-clause 12.1 shall (i) permit the Principal Seller to offer or agree to any agreement or settlement or to make any admission or compromise with respect to the matter other than an agreement that requires the repayment by MWG (or any member of the Retained Group on its behalf) of none or part only of the Germany Subsidy or (ii) require any member of the Group to take any action which is unlawful; and

(Y)           if it is agreed or determined that any amount of the Germany Subsidy is repayable then on demand by the Purchaser, the Principal Seller will pay, or procure the payment by another member of the Retained Group of, that amount directly to the relevant recipient on behalf of MWG, and it shall not be necessary for MWG to first make payment of such amount before the Purchaser can claim under this sub-clause 12.1.

12.2         The Purchaser shall, and shall procure that MWG shall, co-operate with the Principal Seller in all reasonable aspects of any negotiations with the Ministry of Economic Affairs of the State of North-Rhine-Westphalia to which sub-clause 12.1 applies, including, but not limited to, providing the other party with reasonable access to employees and officers and relevant records and other information that shall be reasonably requested, subject to being fully indemnified to its reasonable satisfaction by the Principal Seller against all reasonable costs, expenses and liabilities incurred in doing so and provided that no unlawful steps are taken.  The Principal Seller shall keep the Purchaser fully informed as to the substance, status and progress of such negotiations.

12.3         Subject to the Principal Seller complying with its obligations under sub-clauses 12.1 and 12.2, the Purchaser covenants to pay (or procure the payment) to the Principal Seller immediately upon receipt, any money received by the Purchaser or any member of the Group under clause 8.11.2 of the Purchase and Sale Agreement dated as of October 6, 1999 by and among the Guarantor, JFVVG Elfte Vermögensverwaltungsgesellschaft GmbH, Time Warner Entertainment Germany GmbH & Co, Medienvertrieb oHG, Renate Nixdorf, Martin Nixdorf, Matthias Nixdorf, Michael Nixdorf and Time Warner Entertainment Company L.P..

12.4         The Principal Seller:

(A)          undertakes to indemnify the Purchaser against; and

(B)           covenants to pay the Purchaser, so far as possible by way of a reduction in the Share Purchase Price, an amount equal to all Losses suffered by any member of the Group or the Purchaser as a consequence (either directly or indirectly) of or which would not have occurred or arisen either directly or indirectly but for, any claim relating to or in connection with injuries suffered by Jeremy Cohen at the Walibi Rhône-Alpes (Lyon) park prior to Completion; provided, however, that in no event shall the Principal Seller be required to reimburse, pay or otherwise indemnify the Purchaser in respect of any cost of any modifications to any rides or equipment, whether mandatory or discretionary, in connection therewith.

12.5         The Principal Seller:

(A)          undertakes to indemnify the Purchaser against; and

(B)           covenants to pay the Purchaser, so far as possible by way of a reduction in the Share Purchase Price, an amount equal to all Losses relating to or in connection with any statutory or contractual payment obligations (including without limitation social security contributions, pro rata 13th month bonus, vacation departure allowance, public holiday allowances, redundancy payments and any payments in lieu of notice or any payment of damages or equivalent payments arising as a result of the relevant member of the Group not giving the required notice period) payable by any member of the Group or the Purchaser as a consequence (either directly or indirectly) of or which would not have occurred or arisen either directly or indirectly but for, the termination of the employment of any persons who constitute head office staff and/or who are employed by or in the business of Premier Financial Services SPRL where such termination has occurred or notice of such termination has been given within 6 months after the Completion Date, provided that the Purchaser may not claim under this sub-clause 12.5 with respect to the termination of the employment of more than three people; further provided that this sub-clause 12.5 shall not require the Principal Seller to indemnify or make any payment to the Purchaser in respect of any Losses in respect of the termination of the employment of such persons which arise as a result of the Purchaser’s unlawful discrimination relating to that dismissal or from any unfair or abusive dismissal.

12.6         The Principal Seller:

(A)          undertakes to indemnify the Purchaser against; and

(B)           covenants to pay the Purchaser, so far as possible by way of a reduction in the Share Purchase Price, an amount equal to all Losses suffered by any member of the Group or the Purchaser as a consequence (either directly or indirectly) of or which would not have occurred or arisen either directly or indirectly but for, any fees of the auditors (or their affiliates and whether acting in their capacity as auditors or advisers) of any member of the Group in respect of work done during the period up to and including the date of Completion, or any claim by the auditors (or their affiliates) of any member of the Group against any member of the Group, in respect of the period up to and including the date of Completion, save to the extent that such Losses are taken into account in the calculation of the Actual Working Capital Deficit.

12.7         The Principal Seller:

(A)          undertakes to indemnify the Purchaser against; and

(B)           covenants to pay the Purchaser, so far as possible by way of a reduction in the Share Purchase Price, an amount equal to

(i)            the cost to members of the Group of carrying out repairs to the roof at Aqualibi provided that in no event shall the liability of the Principal Seller under this sub-clause 12.7(B)(i) exceed EUR 300,000;

(ii)           all Losses suffered by any member of the Group or the Purchaser as a consequence (either directly or indirectly) of or which would not have occurred or arisen either directly or indirectly but for, any claim or demand for repayment of, or liability or obligation with respect to, repayment of all or part of the Walloon Grant as a result of, or in connection with, the Merger.

12.8         The Principal Seller will procure that no member of the Group has any liability for any licence fees or any other amounts, losses, costs or expenses after Completion under either of the WB License Agreements and the Principal Seller covenants to pay the Purchaser, so far as possible by way of a reduction in the Share Purchase Price for the Shares, an amount equal to all Losses suffered by any member of the Group or the Purchaser after Completion under or in connection with either of the WB License Agreements.  For the avoidance of doubt, the provisions of this sub-clause 12.8 shall not apply in respect of the WB Transition Licence.

12.9         The Purchaser:

(A)          undertakes to indemnify the Sellers against; and

(B)           covenants to pay to the Sellers, as an increase in the Purchase Price for the Shares, an amount equal to all Losses suffered by any Seller or any member of the Retained Group as a consequence (either directly or indirectly) of or which would not have occurred or arisen either directly or indirectly but for, the guarantee by either Seller or by any member of the Retained Group of the obligations of the Purchaser and/or any of the members of the Group under the WB Transition License or any other losses, claims or expenses incurred by either Seller or any member of the Retained Group as a result of any failure by the Purchaser or any member of the Group to perform its obligations under the WB Transition License in accordance with its terms.

12.10       (A)          The Purchaser, for itself and its successors, covenants that, at any time and from time to time on or after Completion, it will (or will procure that a member of the Group will) execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Principal Seller may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the Retained Group to any person (including any member of the Group) in respect of any obligation or liability of any member of the Group and the Purchaser’s (or other member of the Group’s) assumption of, and the substitution of the Purchaser (or another member of the Group) as the primary obligor in respect of, each such Assurance in each case on a non-recourse basis to any member of the Retained Group.  Pending such release and discharge, the Purchaser hereby agrees with the Principal Seller that it will assume and pay and discharge when due, and indemnify each member of the Retained Group against, all amounts payable under such Assurances.

(B)           The Principal Seller, for itself and its successors, covenants that, at any time and from time to time on or after Completion, it will execute and deliver (or will procure that a member of the Retained Group will execute and deliver) all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the Group to any person (including any member of the Retained Group) in respect of any obligation or liability of any member of the Retained Group and the Principal Seller’s (or other member of the Retained Group’s) assumption of, and the substitution of the Principal Seller (or another member of the Retained Group) as the primary obligor in respect of, each such Assurance on a non-recourse basis to the Purchaser and any member of the Group.  Pending such release and discharge, the Principal Seller hereby agrees with the Purchaser that the Principal Seller will assume and pay and discharge when due, and indemnify each member of the Group against all amounts payable under such Assurances.

(C)           If any action, claim or demand is brought or alleged against any member of the Retained Group or, as the case may be, the Purchaser or any member of the Group (the “Relevant Indemnified Party”) in respect of which an indemnity is sought from the Purchaser, or as the case may be, the Sellers (the “Relevant Indemnifying Party”) pursuant to this sub-clause 12.10, the Relevant Indemnified Party shall forthwith notify the Relevant Indemnifying Party thereof and in relation to any Assurance which is not a letter of credit:

(i)            the Relevant Indemnifying Party shall have a period of 10 Business Days in which to negotiate with the person who has brought or alleged such action, claim or demand;

(ii)           following the expiry of the period of 10 Business Days referred to in (i) above, the Relevant Indemnified Party may at its option settle or pay such action, claim or demand and the Relevant Indemnified Party shall procure (so far as it is able to do so) that any such settlement or payment is expressly subject to any reclaim rights it or its assigns may have; and

(iii)          following the expiry of the period of 10 Business Days referred to in (i) above, the Relevant Indemnified Party shall if it receives notice from the Relevant Indemnifying Party to do so within 20 Business Days following the expiry of the period of 10 Business Days referred to in (i) above, allow the Relevant Indemnifying Party to assume the defence thereof.  If the Relevant Indemnifying Party fails to assume such defence, it will be liable to the Relevant Indemnified Party for any legal or other expenses subsequently incurred by the Relevant Indemnified Party in connection with such defence.

(D)          All sums payable by the Relevant Indemnifying Party to any Relevant Indemnified Party under this sub-clause 12.10 shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.

(E)           If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause 12.10(D), the Relevant Indemnifying Party shall be obliged to pay to the Relevant Indemnified Party such sum as will, after such deduction or withholding has been made, leave the Relevant Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(F)           If any sum payable by the Relevant Indemnifying Party to any Relevant Indemnified Party under this sub-clause 12.10 shall be subject to an actual liability to Taxation in the hands of such Relevant Indemnified Party, the Relevant Indemnifying Party shall be under the same obligation to make an increased payment in relation to that liability to Taxation as if the liability were a deduction or withholding required by law.

12.11       Save to the extent of fraud or dishonesty on the part of any of the Sellers or their agents or advisers, no liability shall attach to the Principal Seller in respect of claims under sub-clauses 12.1 to 12.8 if and to the extent that the limitations set out in Schedule 3 (Sellers’ limitations on liability) apply.

13.          Guarantee

13.1         In consideration of the Purchaser agreeing to purchase the Shares on the terms set out in this agreement, the Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by each of the Sellers of all of their respective obligations, commitments and undertakings under or pursuant to this agreement and the other Share Purchase Documents (the “Guaranteed Obligations”).  The liability of the Guarantor in respect of the Guaranteed Obligations shall not be released or diminished by any variation of the terms of this agreement or any other Share Purchase Document (whether or not agreed by the Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

13.2         If and whenever a Seller default(s) for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this agreement or any other Share Purchase Document, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this agreement or any other Share Purchase Document and so that the same benefits shall be conferred on the Purchaser as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the relevant Seller.

13.3         This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this agreement and the Share Purchase Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of a Seller or the Sellers or any change in the status, control or ownership of a Seller or the Sellers.  This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchaser may now or after the date of this agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Sellers under or in connection with this agreement or any other Share Purchase Document.

13.4         As a separate and independent stipulation, the Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by a Seller (including, without limitation, any moneys expressed to be payable under this agreement or any other Share Purchase Document) which may not be enforceable against or recoverable from that Seller by reason of any legal disability or incapacity on or of the Seller or any fact or circumstance (other than any limitation imposed by this agreement or any other Share Purchase Document) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

14.          Purchaser’s warranties and covenants

14.1         The Purchaser warrants to the Sellers as follows:

(A)          The Purchaser is a company duly incorporated and validly existing under the laws of Belgium and Star Parks Holding Luxembourg SA is a company duly incorporated and validly existing under the laws of Luxembourg.

(B)           The Purchaser has the requisite capacity, power and authority to enter into and perform this agreement and each of the Purchaser and Star Parks Holding Luxembourg SA has the capacity, power and authority to enter into and perform the other Share Purchase Documents to which it is a party.

(C)           The obligations of the Purchaser under this agreement constitute, and the obligations of each of the Purchaser and Star Parks Holding Luxembourg SA under each of the other Share Purchase Documents to which it is a party will, when executed and delivered, constitute valid and binding obligations of it in accordance with their respective terms.

(D)          The execution and delivery of, and the performance by the Purchaser of its obligations under, this agreement and by each of the Purchaser and Star Parks Holding Luxembourg SA under each of the other Share Purchase Documents to which it is a party will not:

(i)            result in a breach of any provision of its constitutional documents; or

(ii)           result in a breach of, or constitute a default under, any instrument by which it is bound; or

(iii)          require any action by or in respect of, or filing with, or result in a breach of any order, judgment or decree of, any court or governmental agency, body, official or authority; or

(iv)          require any consent, approval or waiver or other action of or by its shareholders or of any other person.

(E)           Neither the Purchaser nor Star Parks Holding Luxembourg SA has been declared bankrupt (failliet verklaard – déclarée en faillite) and no third party has, so far as the Purchaser is aware, applied for a declaration of bankruptcy of the Purchaser or Star Parks Holding Luxembourg SA.

(F)           Neither the Purchaser nor Star Parks Holding Luxembourg SA is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, nor has it stopped paying its debts as they fall due.

14.2         In the absence of fraud, the Purchaser undertakes (if any claim is made against the Purchaser in connection with the sale of the Shares to the Purchaser) not to make any claim against any member of the Group or any director, employee or adviser of any member of the Group on whom any of them may have relied before agreeing to any terms of this agreement or of the Tax Covenant or authorising any statement in a Disclosure Letter.

14.3         As soon as reasonably practicable after Completion, the Purchaser shall procure that, subject to the same being permitted by applicable law, a complete and unconditional discharge in a customary form will be granted to all directors, presidents or vice presidents of the Subsidiaries incorporated in France who have been required to resign in accordance with paragraph 5 of Part 1 of Schedule 1 (Completion arrangements).  The Purchaser shall further procure that, subject to the same being permitted by applicable law, these discharges will be confirmed at the general meeting of shareholders of the relevant member of the Group approves the annual accounts covering the period prior to Completion.

14.4         The Purchaser shall procure that, subject to the same being permitted by applicable law, the shareholders of each of the Subsidiaries incorporated in Belgium shall grant a complete and unconditional discharge in a customary form to all its directors, presidents or vice presidents who have been required to resign in accordance with paragraph 5 of Part 1 of Schedule 1 (Completion arrangements) at the general meeting of shareholders of the relevant Subsidiary which approves its annual accounts covering the period prior to Completion.

14.5         The Purchaser shall procure that, subject to the same being permitted by applicable law, the shareholders or partners of each of the Subsidiaries incorporated or established in Germany shall grant a complete and unconditional discharge (“Entlastung”) in a customary form to all its managing directors who have been required to resign in accordance with paragraph 5 of Part 1 of Schedule 1 (Completion arrangements) at the general shareholder or partner meeting of the relevant Subsidiary which adopts its annual accounts covering the period prior to Completion.

14.6         The Purchaser undertakes:

(A)          to use its reasonable endeavours to procure that following Completion, the Merger completes; and

(B)           not to take any action that is reasonably likely to prevent the completion of the Merger,

provided that (i) the Purchaser shall not be required to take or procure the taking of any action which would constitute a breach of applicable law or result in the directors of any member of the Group breaching any fiduciary or other similar duties they may have and (ii) the Purchaser shall have no liability under this sub-clause 14.6 for the failure of any third party to take any step or refrain from taking any step provided that the Purchaser has requested such third party to take that step or refrain from taking that step (as the case may be) and has paid or agreed to pay the reasonable fees of such third party (if it is customary for a third party to charge fees to take that step or refrain from taking that step).  In the event that the provisions of (i) or (ii) apply, the Purchaser shall consult with the Principal Seller (a) in the case of (i), prior to taking or. procuring the taking of, or omitting to take or procuring the omission to take, such action, in each case to the extent reasonably practicable, and (b) in the case of (ii), as soon as reasonably practicable following the failure of the third party to take or refrain from taking the relevant step and shall allow the Principal Seller the opportunity to procure that such step be taken or not be taken.

15.          Post Completion undertakings

15.1         The Principal Seller shall use its reasonable endeavours to assign as soon as reasonably practicable after Completion the benefit of the following agreements, or novate the following agreements, to such person as is nominated by the Purchaser:

(A)          supply agreement (undated but deemed effective as of 1 January, 2002) between Six Flags European Division Inc. and Coca-Cola Deutschland Verkauf GmbH & Co. KG;

(B)           sales and marketing agreement between Six Flags European Division Inc.  and Coca-Cola Enterprises France effective from 1 January 2002;

(C)           sales and marketing agreement between Six Flags European Division Inc. and Coca-Cola Belgium Enterprises SPRL entered into force on 1 January 2002;

(D)          sales and marketing agreement dated 30 September 2002 between Six Flags European Division Inc. and Coca-Cola Enterprises Nederland B.V.; and

(E)           letter dated 23 April 2003 from Six Flags European Division Inc. to Fiat Auto Nederland B.V.;

(F)           the Licence Agreement between the Guarantor and La Societe Canal J for use of the “Zig Zag” mark in the Walibi Rhône-Alpes and Walibi Aquitaine Parks; and

(G)           any other agreement which relates exclusively or predominantly to the business of any member of the Group current at Completion to which Six Flags European Division Inc., Six Flags European Division or the Guarantor is a party which the Purchaser requests be so assigned or novated;

and until such agreements are assigned or novated to a member of the Group the following provisions shall apply:

(Y)           the Principal Seller shall procure that the relevant member of the Retained Group that is a party thereto holds the benefit of that agreement in trust for, and any benefit will be promptly paid over to:

(i)            Movie World GmbH & Co. KG in the case of (A) above;

(ii)           Cofilo S.A.R.L. in the case of (B) and (F) above;

(iii)          the Company in the case of (C) above; and

(iv)          Six Flags Holland B.V. in the cases of (D) and (E) above; and

(v)           such company as the Purchaser may specify in the case of (G) above,

(Z)           if it is permissible under the agreement the Purchaser shall perform (or procure that a member of the Group performs) on behalf of the relevant member of the Retained Group (but at the Purchaser’s expense), the obligations of such member of the Retained Group under that agreement arising after Completion.

15.2         The parties to this agreement undertake to use all reasonable endeavours, following Completion, to procure that the SFB SkyDiver Lease and the SFH SkyDiver Lease be amended in a manner satisfactory to the Purchaser (acting reasonably) to the effect that the purchase options thereunder can be exercised by the Company independently (including as to price) of the exercise of any purchase options by any member of the Retained Group under any other agreement.

15.3         Subject to the Principal Seller or the relevant member of the Retained Group being fully indemnified to its reasonable satisfaction by the Purchaser (or a member of the Group) against all reasonable costs, expenses and liabilities incurred in doing so, the Principal Seller undertakes to, and to procure that each member of the Retained Group shall, permit and reasonably assist:

(A)          any member of the Group to claim, subject to the terms and conditions of the relevant policies, under any policy of insurance issued in the name of any member of the Retained Group which provides coverage on an “occurrence basis” to the extent that the facts or circumstances giving rise to such claim occurred prior to Completion and could reasonably be expected to be covered by such policy;

(B)           any member of the Group and any director or officer of a member of the Group to claim, subject to the terms and conditions of the relevant policies, under any policy of insurance issued in the name of any member of the Retained Group which provides coverage on a “claims made basis” in respect of any fact or circumstance that occurred prior to Completion which could reasonably be expected to give rise to a claim under the relevant policy, and the Principal Seller shall provide to the Purchaser written notice of any material change to or the cancellation of any such policy which relates to any of the matters referred to in (A) or (B) above but for the avoidance of doubt, nothing in this sub-clause 15.3 shall require either the Principal Seller or any member of the Group to maintain or refrain from changing any such policy.

15.4         The Purchaser shall procure that, as soon as reasonably practicable after completion of the Merger, the Walloon Government (in relation to the Walloon Grant) is notified of the occurrence of the Merger and the Purchaser shall procure that the Walloon Government’s confirmation that the Walloon Grant is unaffected by the Merger is sought.  Such notification and any other communication with the Walloon Government relating to the Walloon Grant shall be made in the agreed form to the extent that the contents of that agreed form continue to be true and accurate or in such other form and manner as is agreed between the Purchaser and the Principal Seller (acting reasonably).

15.5         The Purchaser undertakes to advertise or notify the resignation of Gary Story as a director of the Company, Movie World Holding GmbH, Immoflor BVBA/SPRL, Movie World GP GmbH, Bellewaerde Park BVBA, Gespark SPRL, Historium Musée de Cire de Bruxelles SA, Parc Lorrain SAS, Parc Agen SAS and Avenir Land SAS in each case as may be required by applicable law.

16.          Remedies and waivers

16.1         No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

(A)          affect that right, power or remedy; or

(B)           operate as a waiver thereof.

16.2         The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.3         Subject to sub-clause 6.1, the rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

17.          Assignment

17.1         No party to this agreement may at any time assign all or any part of the benefit of, or its rights or obligations under, this agreement or any other Share Purchase Document; provided, however, that the Purchaser may assign the benefit of any or all of its rights under this agreement and any other Share Purchase Document to any provider of debt financing in connection with the purchase of the Shares by the Purchaser (or any debt provider refinancing such debt) and in the event of any conflict between the terms of this sub-clause 17.1 and the terms of any other Share Purchase Document, the terms of this sub-clause 17.1 shall prevail.

17.2         Notwithstanding any assignment pursuant to sub-clause 17.1, the Sellers’ liability under this agreement or any other Share Purchase Document shall in no event exceed the level of liability had the benefit of, or any of the rights and benefits under, such document not been assigned.

18.          Further assurance

Each of the parties to this agreement shall from time to time at the cost of the requesting party, on being reasonably required to do so by any of the other parties, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the requesting party which the requesting party may reasonably consider necessary for giving full effect to this agreement and securing to the requesting party the full benefit of the rights, powers and remedies conferred upon the requesting party in this agreement.

19.          Entire agreement

19.1         This Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

19.2         Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this agreement (each a “Pre-Contractual Statement”) except to the extent that it is repeated in the Share Purchase Documents.

19.3         Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any Pre-Contractual Statement.

19.4         Each party agrees that in entering into the Share Purchase Documents it is not relying upon, and has not been induced to enter into the Share Purchase Documents by, any Pre-Contractual Statement which is not expressly set out in them.

19.5         This agreement may only be varied in writing signed by each of the parties.

20.          Notices

20.1         A notice under this agreement shall only be effective if it is in writing.  Telexes, writing on the screen of a visual display unit and e-mail are not permitted.  Faxes are permitted.

20.2         Notices under this agreement shall be sent to a party at its address or number set out below:

Party	Address	Facsimile no.

Star Parks Belgium Holdco SA c/o Palamon Capital Partners LP F.A.O.: Chief Financial Officer/ Miles Cresswell Turner/ Fabio Giusseppetti	56 Conduit Street, London W1S 2BG	+44 207 851 9999

Premier International Holdings Inc. c/o Six Flags Inc. Attn: James Coughlin	122 East 42nd Street, New York, New York 10168 USA	+1 212 949 6203

Walibi Holding LLC c/o Six Flags Inc. Attn: James Coughlin	122 East 42nd Street, New York, New York 10168 USA	+1 212 949 6203

Six Flags Inc. Attn: James Coughlin	122 East 42nd Street, New York, New York 10168 USA	+1 212 949 6203

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.  That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

20.3         Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)          if delivered personally or by courier, on delivery;

(B)           if sent by first class post, two clear Business Days after the date of posting;

(C)           if sent by facsimile, when despatched.

20.4         Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

20.5         The provisions of this clause shall not apply in relation to the service of Service Documents.

20.6         The Purchaser agrees that promptly following the giving of any notice under this agreement to any SF Party it shall deliver a copies of such notice to:-

(A)          Six Flags Inc., 122 East 42nd Street, New York, New York 10168, USA, facsimile +1 212 949 6203; and

(B)           Weil, Gotshal & Manges, One South Place, London EC2M 2WG, Attn: Ian Hamilton, facsimile +44(0)207 903 0990,

or to such other addresses or facsimile numbers as are notified by the Principal Seller to the Purchaser and, for the avoidance of doubt, the delivery of such copy shall not constitute nor be necessary to effect notice.

21.          Announcements

21.1         No announcement concerning the sale of the Shares or any ancillary matter shall be made by a member of the Retained Group without the prior written approval of the other, that approval not to be unreasonably withheld or delayed.  This sub-clause does not apply in the circumstances described in sub-clause 21.2.

21.2         A member of the Retained Group may make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(A)          law; or

(B)           any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law.

In addition, the parties agree that announcements will be made in the agreed form on the date hereof or the next Business Day after the date hereof.

21.3         The restrictions contained in this clause shall apply without limit in time.

22.          Confidentiality

22.1         Each party shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to:

(A)          the negotiations relating to this agreement; or

(B)           the other party (other than its identity).

22.2         Notwithstanding the other provisions of this clause, any party may disclose confidential information:

(A)          if and to the extent required by law;

(B)           if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)           if and to the extent required to vest the full benefit of this agreement in that party;

(D)          to its professional advisers, auditors and bankers;

(E)           if and to the extent the information has come into the public domain through no fault of that party; or

(F)           if and to the extent the other party has given prior written consent to the disclosure.

22.3         Notwithstanding the other provisions of this clause 22, the Purchaser may, as it sees fit, disclose any information that constitutes Business Information of the Group.

22.4         The restrictions contained in this clause shall apply without limit in time.

23.          Costs and expenses

Each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this agreement and the other Share Purchase Documents.

24.          Counterparts

24.1         This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2         Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

25.          Invalidity

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)          the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(B)           the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

26.          Contracts (Rights of Third Parties) Act 1999

The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

27.          Language

27.1         Each notice or other communication under or in connection with this agreement shall be:

(A)          in English; or

(B)           if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

27.2         The receiving party shall be entitled to assume the accuracy of, and to rely upon, any English translation of any document provided pursuant to sub-clause 27.1(B).

28.          Choice of governing law

This agreement is to be governed by and construed in accordance with English law.

29.          Jurisdiction

29.1         The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement.  Any Proceedings shall be brought in the English courts.

29.2         The Sellers waive (and agree not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings by the Purchaser in the English court.  Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

29.3         Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

30.          Agent for service

30.1         Each SF Party irrevocably appoints WG&M Secretaries Limited of One South Place, London EC2M 2WG to be its agent for the receipt of service of process in England. Each SF Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

30.2         If a SF Party’s agent at any time ceases for any reason to act as such, that SF Party shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchaser of the name and address of the replacement agent.  Failing such appointment and notification, the Purchaser shall be entitled by notice to the relevant Seller to appoint a replacement agent to act on that SF Party’s behalf.  The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

30.3         The Purchaser irrevocably appoints Star Parks Leisure Limited of 56 Conduit Street, London W1S 2BG to be its agent for the receipt of service of process in England. The Purchaser agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

30.4         If the Purchaser’s agent at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the Principal Seller of the name and address of the replacement agent.  Failing such appointment and notification, the Principal Seller shall be entitled by notice to the Purchaser to appoint a replacement agent to act on the Purchaser’s behalf.  The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

30.5         A copy of any Service Document served on a parties agent shall be sent by post to that party.  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

30.6         “Service Document” means a claim form, order or judgment issued out of the courts of England and Wales or other document relating to or in connection with any Proceedings.

Schedule 1
(Completion arrangements)

Part 1

At Completion:

1.             the Sellers shall deliver to the Purchaser:

(A)          evidence which is satisfactory to the Purchaser (acting reasonably) that Movie World Completion has occurred;

(B)           a copy of the release of the pledge in favour of Lehman Commercial Paper Inc. over the Shares and to the extent that the Shares have otherwise been charged or pledged or are otherwise subject to any security interest, a release of that charge, pledge or security interest, in the agreed form, and a copy of the relevant register of the Company recording the releases of the pledge in favour of Lehman Commercial Paper Inc. duly executed by Lehman Commercial Paper Inc. and any such other charges, pledges or security interests;

(C)           a copy of a notary deed of Premier Financial Services SPRL showing the change of the accounting year end of Premier Financial Services SPRL to the day immediately prior to Completion;

(D)          evidence which is satisfactory to the Purchaser (acting reasonably) that the share register of the Company shows that immediately prior to Completion, the Sellers held title to all of the Shares;

(E)           evidence which is satisfactory to the Purchaser (acting reasonably) that the share register of Premier Financial Services SPRL shows the Company holds legal title to all of the issued shares of Premier Financial Services SPRL;

2.             the Principal Seller shall execute and deliver the Tax Covenant to the Purchaser;

3.             the Principal Seller shall procure that:

(A)          the Transitional Services Agreement is executed and delivered to the Purchaser by Six Flags, Inc. and the Company;

(B)           a license agreement in the agreed form between the Company and Warner Bros. Consumer Products Inc. acting for itself, Turner Entertainment Co. and the Cartoon Network and as agent for DC Comics is executed and delivered to the Purchaser by all of the parties thereto;

(C)           a letter agreement in the agreed form between Allen & Company LLC (as agent for Six Flags Inc. and its affiliates) and Palamon Capital Partners LP terminating the confidentiality letter agreement dated 22 September, 2003 between them is executed and delivered to the Purchaser by Allen & Company LLC; and

(D)          a letter agreement in the agreed form between the Guarantor and Palamon Capital Partners LP terminating the term sheet between them dated 20 February, 2004 and the addendum to the term sheet dated 4 March, 2004 is executed and delivered to the Purchaser by the Guarantor; and

(E)           an assignment agreement in the agreed form between the Guarantor and Six Flags Holland BV assigning all the rights, benefits and obligations of the Guarantor under SFH SkyDiver Lease to Six Flags Holland BV is executed and delivered to the Purchaser by the parties thereto.

4.             the Sellers shall deliver to the Purchaser (or to any person whom the Purchaser may nominate as agent for the Company and the Subsidiaries) such of the following as the Purchaser may require, as applicable, the statutory books (which shall be written up to but not including the Completion Date) (including, without limitation, the shareholders’ meetings minute books) and the certificate of incorporation (and any certificate of incorporation on change of name) of each member of the Group and share certificates or other documents of title in respect of all the issued share capital of each Subsidiary which is owned by a member of the Group in each case insofar as they are not held by or to the order of the relevant member of the Group.

5.             the Sellers shall procure the present:

(A)          directors; or

(B)           in the case of any member of the Group established in France or Belgium as a Société à responsabilité limitée, the present managing directors (gérant); or

(C)           in the case of any member of the Group established in France as a Société par actions simplifiée, the present president, vice-presidents and general manager of each member of the Group (other than any such director, secretary, managing director, president, vice-presidents or general manager whom the Purchaser may wish should continue in office) to resign their offices as such and to relinquish any rights which they may have under any contract of employment or other contract with any member of the Group or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board or shareholders’ meetings referred to in paragraph 6 below;

6.             the Sellers shall procure board meetings and (other than with respect to the entities referred to in paragraph 7 below), if required, shareholders’ meetings or written resolutions of shareholders, as the case may be, of the Company and of each Subsidiary to be held at which:

(A)          each of the persons nominated by the Purchaser on or prior to the date of this agreement shall be appointed director, secretary, managing director, president, vice-president and/or general manager, as the Purchaser shall direct, such appointments to take effect on the Completion Date;

(B)           the resignations of the person referred to in paragraph 5 above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the relevant member of the Group an acknowledgement executed as a deed that he has no claim against any member of the Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to him;

(C)           all existing instructions to banks to the extent that they give signing authorities to any of the persons who are resigning (as referred to in paragraph 5 above) shall be revoked.

7.             the Sellers shall procure shareholders’ resolutions of Premier Financial Services SPRL, Bellewaerde Park BVBA, Gespark SPRL, Immoflor BVBA, Historium Musée de Cire de Bruxelles SA, Cofilo S.A.R.L., Parc Lorrain S.A.S., Parc Agen S.A.S. and Avenir Land S.A.S. are passed:

(A)          appointing each of the persons nominated by the Purchaser as director, secretary, managing director, president, vice-president and/or general manager, such appointments to take effect on the Completion Date; and

(B)           accepting the resignations of the person referred to in paragraph 5 above so as to take effect at Completion;

8.             the Sellers shall procure that minutes of each duly held board meeting, shareholders’ meeting or written resolution of shareholders (referred to in paragraphs 6 and 7 above), as the case may be, certified as correct by any duly authorised person and the resignations and acknowledgements referred to above are delivered to the Purchaser’s Solicitors;

9.             the Sellers shall deliver to the Purchaser the minutes of the meetings of the employee representatives or works councils of the Company, Bellewaerde Park BVBA, Six Flags Holland BV, Parc Lorrain S.A.S., Parc Agen S.A.S., Avenir Land S.A.S. and MWG certifying that they have been duly informed and consulted as regards the proposed sale of the Shares to the Purchaser or such other evidence that the employee representatives or works councils of the Company, Bellewaerde Park BVBA, Six Flags Holland BV, Parc Lorrain S.A.S., Parc Agen S.A.S., Avenir Land S.A.S. and MWG have been duly informed and consulted as regards the proposed sale of the Shares to the Purchaser as is satisfactory to the Purchaser (acting reasonably);

Part 2

10.           the Purchaser shall pay to the account of the Principal Seller with The Bank of New York, 1 Wall Street, New York, New York 10286, USA, swift code IRVTUS3N, account number 890-0549-572 by way of telegraphic transfer with fedwire settlement the Cash Purchase Price in accordance with sub-clauses 3.1(A) and 3.2 (Consideration).

11.           the Purchaser shall procure that Star Parks Luxembourg Holdco SA executes and delivers to the Principal Seller:

(A)          the Loan Note (duly executed) in accordance with sub-clause 3.1(B) (Consideration) in respect of the Shares;

(B)           the Loan Note Deed; and

(C)           the PIK Note Deed;

12.           the Purchaser shall execute and deliver the Tax Covenant to the Principal Seller;

13.           the Purchaser shall procure that:

(A)          a letter agreement in the agreed form between Allen & Company LLC (as agent for Six Flags Inc. and its affiliates) and Palamon Capital Partners LP terminating the confidentiality letter agreement dated 22 September, 2003 between them is executed and delivered to the Principal Seller by Palamon Capital Partners LP; and

(B)           a letter agreement in the agreed form between the Guarantor and Palamon Capital Partners LP terminating the term sheet between them dated 20 February, 2004 and the addendum to the term sheet dated 4 March, 2004 is executed and delivered to the Principal Seller by Palamon Capital Partners LP;

14.           the Purchaser shall deliver to the Principal Seller a copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by the Purchaser of this agreement, the Tax Covenant and the other Share Purchase Documents to which it is a party.

Schedule 2
(Warranties)

Contents list

1.	Ownership of the Shares

2.	Capacity of the Sellers and the Guarantor

3.	Group structure and corporate matters

4.	Accounts and Financial Indebtedness

5.	Accounting Records

6.	Events since the Accounts Date

7.	Events since 28 March, 2004

8.	Contracts and commitments

9.	Powers of attorney

10.	Grants and allowances

11.	Insurances

12.	Trading

13.	Arrangements between the Group and the Retained Group

14.	Bank accounts and borrowings

15.	Insolvency

16.	Compliance with law and regulation

17.	Litigation and claims

18.	Data protection

19.	Competition

20.	Ownership and condition of assets

21.	Intellectual Property

22.	Information Technology

23.	Property

24.	The Environment

25.	Employment

26.	The Accounts and Tax

27.	Tax events since the Accounts Date

28.	Tax returns, disputes, records and claims, etc.

29.	Property-based activities

30.	Stamp duty and other documentary taxes

31.	Value added tax

32.	Duties, etc.

33.	Tax on disposal of assets

34.	Deductions and withholdings

35.	Residence

36.	Non-arm’s length transactions

37.	Clearances

38.	Tax Grouping

39.	Tax Status

The Principal Seller warrants to the Purchaser as follows:

1.            Ownership of the Shares

1.1           Each of the Sellers is the sole legal and beneficial owner of the Shares set opposite its name in Schedule 6 (Ownership of Shares) which together constitute all of the issued shares in the capital of the Company.

1.2           There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and so far as the Principal Seller is aware no claim has been made by any person to be entitled to any.

2.            Capacity of the Sellers and the Guarantor

2.1           Each of the SF Parties is a company duly incorporated and validly existing under the laws of Delaware.

2.2           Each of the SF Parties has the requisite power and authority to enter into and perform this agreement and to enter into the other Share Purchase Documents to which it is a party.

2.3           The obligations of each SF Party under this agreement constitute, and the obligations of each SF Party under each of the other Share Purchase Documents will, when executed and delivered, constitute valid and binding obligations of that SF Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors’ rights and remedies generally.

2.4           The execution and delivery of, and the performance by each SF Party of its obligations under, this agreement and each of the other Share Purchase Document to which it is a party will not:

(A)          result in a breach of any provision of the constitutional documents of any SF Party that is a body corporate, or of any member of the Group; or

(B)           result in a breach of, or constitute a default under, any instrument by which any SF Party or any member of the Group is bound; or

(C)           require any action by or in respect of, or filing with, or result in a breach of any order, judgment or decree of, any court or governmental agency, body, official or authority; or

(D)          require any consent, approval or waiver or other action of or by the shareholders of any SF Party, or the shareholders of the Company or of any other person.

3.            Group structure and corporate matters

3.1           The Shares and all shares and partnership interests held by any member of the Group in any other member of the Group have been validly issued and allotted and are fully paid up and since the Accounts Date, no funds have been repaid to any partners in MWG with respect to such partnership interests and no funds (other than dividends) have been repaid to any shareholders with respect to the Shares or such shares.

3.2           There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares (including the Shares) and partnership interests or debentures in or securities of any member of the Group.

3.3           None of the Shares nor any shares held by any member of the Group in any other member of the Group are subject to any rights of pre-emption or restrictions on transfer save for any such restriction applicable to the relevant type of company implied by general law.

3.4           Each of the undertakings of which basic information is given in Schedule 8 (Basic information about the Subsidiaries) is a wholly-owned subsidiary of the Company and its results are consolidated in the consolidated financial statements which form part of the Accounts.

3.5           Schedule 8 (Basic information about the Subsidiaries) lists all the Subsidiaries of the Company and no member of the Group has any interest in any other body corporate, unincorporated body, undertaking or association which is not a member of the Group and so listed.

3.6           The information given in Schedule 6 (Ownership of the Shares) to Schedule 9 (Diagrammatic representation of the Company and the Subsidiaries) (inclusive) is true and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason.

3.7           The copies of the constitutional documents of each member of the Group which are attached to the Disclosure Letter are complete and accurate in all material respects and fully set out the rights and restrictions attaching to each class of share capital (other than any rights or restrictions implied by applicable law) of the member of the Group to which they relate.

3.8           The statutory books (including all registers and minute books) of each member of the Group contain, in all material respects, an accurate and complete record of the matters that are required by law to be dealt with in those books.

3.9           All material documents which should have been delivered by any member of the Group to the relevant corporate registry have been properly so delivered.  No applications for registrations in the German commercial registers are pending, and no resolutions have been passed or other acts have been done which will have to be registered in the German commercial registers of any member of the Group but which have not yet been registered.

3.10         No member of the Group has any branch, agency, place of business or permanent establishment outside its jurisdiction of incorporation.

3.11         As at Completion the Merger will not have been completed.

3.12         The financial year end of Premier Financial Services SPRL, Centre de Coordination is 7 April.

3.13         Historium Musée de Cire de Bruxelles SA is inactive and does not own or hold any asset that is used in, and is material to, the business of any member of the Group.

4.            Accounts and Financial Indebtedness

4.1           The Accounts:

(A)          were prepared in accordance with US GAAP on the date to which they were prepared save that there are no notes to the Accounts and the Accounts are not consolidated with those of the Retained Group;

(B)           were prepared on a consistent basis and in accordance with the same accounting principles and practices, consistently applied;

(C)           fairly present the assets and liabilities of the Group as a whole as at 31 December 2002 (in the case of the 2002 Accounts) and as at the Accounts Date (in the case of the 2003 Accounts) and of the profits or losses of the Group as a whole for each accounting period ending on 31 December 2002 (in the case of the 2002 Accounts) and the Accounts Date (in the case of the 2003 Accounts); and

(D)          are not affected by any extraordinary or exceptional (as those expressions are understood under US GAAP) items (except to the extent expressly disclosed therein).

4.2           At the Accounts Date no member of the Group had any outstanding individual capital commitment of an amount in excess of EUR 150,000 which is not adequately disclosed or provided for in the 2003 Accounts.

4.3           As of the Completion Date, no member of the Group will have any Financial Indebtedness, other than under the Ride Leases and the PIHI Indebtedness.  The aggregate principal amount of the Financial Indebtedness of the Group under the Ride Leases is EUR 9,558,474.

5.            Accounting Records

The accounting records of each member of the Group have been accurately kept in all material respects.

6.            Events since the Accounts Date

Since the Accounts Date and taken as a whole over such period:

(A)          there has been no material adverse change in the financial or trading position or (save as a result of changes in the economy or other external factors which are not specific to the Group) prospects of any member of the Group;

(B)           the business of each member of the Group has been carried on in the ordinary course;

(C)           no asset of a value in excess of EUR 250,000 has been acquired or disposed of or has been agreed to be acquired or disposed of and no contract involving expenditure by it on capital account in excess of EUR 250,000 has been entered into by any member of the Group, except in each case as contemplated by the 2004 capital programme attached to the Disclosure Letter;

(D)          no debt owed to any member of the Group has been written off or become irrecoverable;

(E)           no contingent obligation individually in excess of EUR 150,000 of any member of the Group has been incurred other than in the ordinary course of business;

(F)           no plant, machinery or equipment with a value in excess of EUR 150,000 of any member of the Group has been sold or agreed to be sold, except in each case as contemplated by the 2004 capital programme attached to the Disclosure Letter;

(G)           no resolution in general meeting or written resolution of shareholders of any member of the Group has been passed other than resolutions relating to the routine business of annual general meetings;

(H)          except in the case of Premier Financial Services SPRL, no change in the financial year or the dates or duration of the accounting periods of any member of the Group has been made; and

(I)            no member of the Group has declared, made or paid any dividend or other distribution to any member of the Retained Group.

7.            Events since 28 March, 2004

Since 28 March, 2004 no member of the Group has:

(A)          paid (or incurred any liability to pay) any amount to a member of the Retained Group; or

(B)           has acquired an asset from or disposed of an asset or has agreed to acquire an asset from, or dispose of an asset to, a member of the Retained Group; or

(C)           waived receipt of any receivable.

8.            Contracts and commitments

8.1           No member of the Group is a party to or has any liability (present or future) under any of the following which in each case remains to be performed or under which a member of the Group has any continuing obligation (actual or contingent, present or future):

(A)          any guarantee, indemnity, surety relationship or letter of credit and pursuant to which the relevant member of the Group may be required to make payments exceeding EUR 250,000 (or the equivalent in any other currency);

(B)           any contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by instalments involving the payment by or to the Group of any amounts in excess of EUR 250,000 (or the equivalent in any other currency) in any year;

(C)           any joint venture agreement or arrangement, partnership rights or obligations or any other agreement or arrangement under which it participates with any other person in any business (including, without limitation, any revenue sharing arrangement) which is material to the Group;

(D)          so far as the Principal Seller is aware, any contract or arrangement which is not entirely on arms’ length terms;

(E)           any contract or arrangement which materially restricts its freedom to carry on its business as it is currently being carried on in any jurisdiction in which it is currently carried on;

(F)           any contract or arrangement involving the payment by or to the Group of any amounts in excess of EUR 250,000 (or the equivalent in any other currency) in any year;

(G)           any contract or arrangement for the supply of electricity, gas and water or the provision of sewage or telecommunications services involving the payment by or to the Group of any amounts in excess of EUR 250,000 (or the equivalent in any other currency) in any year;

(H)          any contract or arrangement in which any director of any member of the Group or any person connected with any such director is interested, either directly or indirectly;

(I)            any contract or arrangement which has a remaining duration of greater than 12 months;

(J)            any contract or arrangement which cannot be terminated by that member on six months’ notice or less without payment of compensation or a fee other than a contract or arrangement which will terminate within 6 months following the end of 2004 operating season; or

(K)          any contract or arrangement which can be terminated in the event of any change in the underlying ownership or control of that member or the terms of which would be materially affected by such change.

8.2           The Principal Seller is not aware of any material breach or invalidity, or grounds for determination, rescission, avoidance or repudiation, of any contract or arrangement which has been disclosed to the Purchaser in the Disclosure Letter (or the attachments thereto) in relation to paragraph 8.1 above nor has the Principal Seller received any written allegation of such thing.

8.3           Other than those arising in the ordinary course of business, the Principal Seller is not aware of any breach of any contract or arrangement to which any member of the Group is a party or has any liability under (and which is not a contract or arrangement which has been disclosed to the Purchaser in the Disclosure Letter (or the attachments thereto)) nor has the Principal Seller received any written allegation of such a thing that in each such case would have a material adverse effect on the Group.

8.4           As at Completion, no equipment leases between any member of the Group and any member of the Retained Group will be outstanding.

8.5           No Belgian company has entered into any document containing a change of control provision which should have been approved and filed pursuant to Article 556 of the Belgian Company Code.

9.            Powers of attorney

No member of the Group has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on behalf of any member of the Group other than to employees of members of the Group to enter into routine trading contracts in the normal course of their duties.

10.          Grants and allowances

10.1         Copies of:

(A)          all grants, allowances, aids and subsidies in the three years prior to the date of this agreement paid or made to any member of the Group by or on behalf of any supranational, national or local authority or governmental agency;

(B)           all grants, allowances, aids and subsidies paid or made to any member of the Group by or on behalf of any supranational, national or local authority or governmental agency at any time in respect of which a member of the Group has any outstanding (actual or contingent, present or future) obligations or liabilities or which may be repayable in any circumstances; and

(C)           of all outstanding claims by any member of the Group for any such grant, allowance, aid or subsidy from, any supranational, national or local authority or government agency,

are attached to the Disclosure Letter and no member of the Group has done or omitted to do any act or thing which act, thing or omission could result, nor will the sale of the Shares result, in all or any part of such grant, allowance, aid or subsidy becoming repayable or being forfeited.

10.2         In relation to the Walloon Grant:

(A)          the Company invested EUR 19,338,793.60 by 13 March 2001 in accordance with the terms of that grant; and

(B)           the Company employed not less than an average of 196 full time employees (excluding personnel employed by the firms with which the Company has direct or indirect interdependency links of any kind) between 1 January 2002 and the date of this agreement; and

(C)           the Company has otherwise complied in full with all of the terms and conditions of such grant.

11.          Insurances

11.1         Copies of each current insurance policy in respect of which any member of the Group has a beneficial interest is attached to the Disclosure Letter and, so far as the Principal Seller is aware, all such policies are in full force and effect and summary details of any outstanding material claims are attached to the Disclosure Letter.

11.2         So far the Principal Seller is aware, notice of each material incident occurring prior to Completion in respect of which notice should be given under the terms of the insurance policies referred to in paragraph 11.1 above in order for a claim to be able to be made in respect of that incident has been given in accordance with the terms of the relevant policy.

12.          Trading

Since the Accounts Date, no substantial supplier of any member of the Group has ceased or indicated in writing to the relevant member of the Group an intention to cease trading with that member or to reduce substantially its trading with that member.

13.          Arrangements between the Group and the Retained Group

13.1         Summary details of any goods and services (including management and other head office services) (other than those services which will be provided from Completion under the Transitional Services Agreement) supplied, including, without limitation, any goods, services or rights which are sub-licensed, sub-contracted or otherwise made available, by any member of the Retained Group or any person connected with a member of the Retained Group to any member of the Group, or supplied (sub-licensed, sub-contracted or otherwise made available) by any member of the Group to any member of the Retained Group or any person connected with a member of the Retained Group, during the accounting period ended on the Accounts Date or subsequently are set out in the Disclosure Letter.

13.2         At Completion, no indebtedness (actual or contingent) (other than the PIHI Indebtedness) and, other than the Transitional Services Agreement, no contract or arrangement (in particular, but without limitation, any contract or arrangement in connection with loans or borrowings, real estate, Intellectual Property, Information Technology, Business Information, supply arrangements or seconded employees) will be outstanding between any member of the Group and any member of the Retained Group or any person connected with a member of the Retained Group.

13.3         No member of the Group is party to any agreement pursuant to which it has guaranteed or provided any securities or indemnities in relation to any debt or obligation of any member of the Retained Group or any person connected with a member of the Retained Group and in respect of which it has any outstanding obligations or liabilities (actual or contingent, present or future).

14.          Bank accounts and borrowings

14.1         Summary details of all bank accounts, banking and credit and debit card arrangements maintained by each member of the Group are set out in or attached to the Disclosure Letter.

14.2         Summary details of all overdraft, loan and other financial facilities including, without limitation all contracts and arrangements under which any Financial Indebtedness is outstanding or available to any member of the Group are set out in the Disclosure Letter.  No debentures, charges, guarantees, indemnities or other security interests have been given to secure those facilities.

14.3         The total amount of each member of the Group’s Financial Indebtedness from whatsoever source does not exceed any limitation on its borrowing contained in that member’s constitutional documents.

14.4         No event has occurred that has or is likely to become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group or would entitle any third party to call for repayment prior to normal maturity has occurred.

15.          Insolvency

15.1         No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up, dissolution or liquidation of any member of the Group and other than in connection with a solvent reorganisation, no circumstances exist which may result in the winding up, dissolution or liquidation of any of the member of the Group.  No third party has, so far as the Principal Seller is aware, applied for a judicial dissolution of any member of the Group.

15.2         No member of the Group has been declared bankrupt (failliet verklaard – déclarée en faillite) and no third party has, so far as the Principal Seller is aware, applied for a declaration of bankruptcy of any member of the Group.

15.3         No administration order has been made or petition presented or application made for such an order and no administrator has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of any member of the Group and no member of the Group has been put under judicial administration (voorlopig bewindvoerder – administrateur provisoire).

15.4         No receiver (which expression shall include an administrative receiver), trustee in bankruptcy or court appointed trustee has been appointed in respect of any member of the Group or all or any of its assets.

15.5         No composition or similar arrangement with creditors including but not limited to a voluntary arrangement under Part 1 Insolvency Act 1986 has been proposed in respect of any member of the Group.

15.6         No member of the Group (i) has been involved in negotiations with any one or more of its creditors; (ii) has been granted terms of payment pursuant to Article 1244 of the Belgian Civil Code; or (iii) has taken any other action with a view to the readjustment or rescheduling of all or part of its debts.

15.7         No moratorium under Schedule A1 Insolvency Act 1986 is in force and no member of the Group has been granted a temporary or definitive moratorium of payments (gerechtelijk concordaat – concordat judiciaire) nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of any member of the Group.

15.8         None of the SF Parties nor any member of the Group is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

15.9         No unsatisfied judgment is outstanding against any member of the Group.

15.10       No proposal has been made or resolution adopted for a merger (fusie – fusion) or division (splitsing – scission), transfer or contribution of a universality or branch of activities (overdracht of inbreng van een algemeenheid of bedrijfstak – cession ou apport d’une universalité ou d’une branche d’activités) or a similar arrangement of any member of the Group.

15.11       No event analogous to any of the foregoing has occurred in relation to any member of the Group in any jurisdiction in which a member of the Group currently carries on its business.

15.12       As at the Accounts Date:

(i)            MWG owed EUR 150,385,329 to its limited partner Movie World Holding GmbH by way of partnership loan, which partnership loan is the subject to the subordination letter dated 31 December 1999 from Movie World Holding GmbH to MWG, a copy of which is attached to the Disclosure Letter;

(ii)           in the absence of such loan, MWG would have had positive net assets;

(iii)          Six Flags Holland BV had a debt owing to the Company of EUR 86,923,880.76 and the Company and Six Flags Holland BV have entered into a letter dated 6 April 2004 a copy of which is attached to the Disclosure Letter; and

(iv)          in the absence of such debt, Six Flags Holland BV would have had positive net assets.

16.          Compliance with law and regulation

16.1         So far as the Principal Seller is aware, no member of the Group has materially breached any applicable law or regulation.

16.2         All licences, consents and other permissions and approvals required for or in connection with the carrying on of the business in the manner and the place now being carried on by each member of the Group:

(A)          have been obtained and are in full force and effect; and

(B)           are, to the extent they constitute material licenses, consents, permissions or approvals, listed in the Disclosure Letter.

16.3         Each member of the Group has complied with all such licences, consents, authorisations, permissions and approvals in all material respects.

16.4         No written notice has been received by any member of the Group or the Retained Group that any such licence, consent, authorisation, permission or approval is likely to be revoked or restricted and, so far as the Principal Seller is aware, there is no circumstance which indicates that any such licence, consent, authorisation, permission or approval is likely to be revoked or restricted.

16.5         No member of the Group or the Retained Group has received written notification that any investigation or inquiry is being conducted by any governmental or other official body in respect of the affairs of any member of the Group.

17.          Litigation and claims

17.1         Details of all current proceedings by or against any member of the Group that have been served on or by any member of the Group in relation to:

(A)          any Material Litigation; or

(B)           any criminal proceedings,

whether as claimant, defendant or otherwise are disclosed in the Disclosure Letter.

17.2         No criminal proceedings or Material Litigation by or against any member of the Group is pending or has been threatened in writing to any member of the Group.  So far as the Principal Seller is aware, there is no fact or circumstance likely to give rise to any criminal proceedings or Material Litigation involving any member of the Group.

17.3         So far as the Principal Seller is aware, there is no fact or circumstance likely to give rise to any proceedings against any director or employee (past or present) of any member of the Group in respect of any act or default for which any member of the Group might be vicariously liable.

18.          Data protection

18.1         No member of the Group has received a written notice (including, without limitation, any enforcement notice), letter or complaint from any Data Protection Authority alleging breach by it of any Data Protection Legislation.

18.2         No individual has been awarded compensation from any member of the Group under the Data Protection Legislation.

18.3         No order has been made against any member of the Group for the rectification, blocking, erasure or destruction of any data under any Data Protection Legislation.

18.4         So far as the Principal Seller is aware, no warrant has been issued under any Data Protection Legislation authorising any Data Protection Authority (or any of his or her officers or servants) to enter any of the premises of any member of the Group.

19.          Competition

19.1         So far as the Principal Seller is aware, no member of the Group is or has, during the period of five years immediately preceding the date of this agreement, been a party to any agreement or arrangement which:

(A)          infringes Article 81 or 82 of the EC Treaty; or

(B)           infringes any Competition Legislation.

19.2         During the period of five years immediately preceding the date of this agreement, no member of the Group has given an undertaking to, or has been subject to any order of or investigation by, or has received any request for information from any Competition Authority under any Competition Legislation.

19.3         So far as the Principal Seller is aware, none of the grants, allowances, aids and subsidies referred to in paragraph 10.1 of this Schedule could be construed as falling within Article 87(1) of the EC Treaty other than:

(A)          aid in operation at the date of its jurisdiction of incorporation’s accession to the European Economic Community which is treated as existing aid pursuant to Article 88(1); or

(B)           aid or any alteration to existing aid falling within Article 87(3) which has been duly notified to the European Commission pursuant to Article 88(3).

19.4         During the period of five years immediately preceding the date of this agreement,  the Principal Seller is not aware of any investigation, complaint, action or negative decision, under or in connection with the EC Treaty State Aid rules, in relation to the receipt or alleged receipt by any member of the Group of any aid or alleged aid or of any such threatened investigation, complaint, action or negative decision.

20.          Ownership and condition of assets

20.1         Each of the material assets included in the Accounts (save for assets disposed of since the Accounts Date) or acquired by any member of the Group since the Accounts Date (other than assets sold, realised or applied in the normal course of trading) and all of the plant and machinery (including fixed plant and machinery and rides) vehicles and equipment used by any member of the Group in connection with its business is owned both legally and beneficially or leased by a member of the Group free from any third party rights, and each of those assets capable of possession is in the possession or under the control of a member of the Group (save where in the possession of a third party in the normal course of business).

20.2         There is no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group (including any investment in any other member of the Group) and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

20.3         All plant and machinery (including fixed plant and machinery and rides), vehicles and equipment used by any member of the Group in connection with its business are in reasonable repair and condition having regard to their age and fair wear and tear excepted.

21.          Intellectual Property

21.1         Details of all registered Intellectual Property (and applications for any such right) and material unregistered Intellectual Property owned by any member of the Group are set out in the Disclosure Letter and the specified member of the Group is the sole legal and beneficial owner of such rights free from all charges, encumbrances and other similar rights.

21.2         All renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the Intellectual Property disclosed pursuant to paragraph 21.1 of this Schedule have been paid or taken.

21.3         Details of all licences and agreements relating to Intellectual Property and Business Information (in each case whether or not written) that are material to the operation of the Business entered into by or for any member of the Group are set out in the Disclosure Letter and save as set out in the Disclosure Letter no such licences or agreements are capable of termination as a result of the change in the underlying ownership or control of any member of the Group.

21.4         No member of the Group nor, so far as the Principal Seller is aware, any third party is in material breach of any licence or agreement required to be disclosed pursuant to paragraph 21.3 of this Schedule.

21.5         So far as the Principal Seller is aware, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Intellectual Property or Business Information owned or used by any member of the Group where such infringement or unauthorised use would have a material adverse effect on the Business.

21.6         So far as the Principal Seller is aware, the activities of the Group do not infringe or make unauthorised use of, and have not infringed or made unauthorised use of, the Intellectual Property or Business Information of any third party where such infringement or unauthorised use would have a material adverse effect on the Business.

21.7         So far as the Principal Seller is aware, as at the date of this agreement each member of the Group either owns or has a licence to use all material Intellectual Property and Business Information which is currently used in the business conducted by that member of the Group.

21.8         Save as set out in the Disclosure Letter, none of the Intellectual Property owned by any member of the Group is the subject of any opposition proceedings.  So far as the Principal Seller is aware, there is no fact or circumstance likely to give rise to any opposition proceedings involving any member of the Group.

21.9         None of the operations of any member of the Group give rise to any royalty or like payment obligation (other than any agreement disclosed pursuant to paragraph 21.3 of this Schedule) and there is no liability to any employee to pay compensation pursuant to section 40 Patents Act 1977, or any like provision in any other jurisdiction.

21.10       Save in relation to the application to register the trade mark HOLLYWOOD IN ACTION, so far as the Principal Seller is aware no steps need to be taken now or in the next three months to meet any administrative or procedural deadline (whether or not final or extendible) in order to obtain or maintain any registrations in relation to any Intellectual Property owned by any member of the Group.

21.11       No member of the Group has assigned any Intellectual Property to any third party or member of the Retained Group in the two years prior to the date of this Agreement and so far as the Principal Seller is aware the Group is not restricted from using any trade mark or other thing in respect of which its owns Intellectual Property in any jurisdiction in which it conducts business.

22.          Information Technology

22.1         No member of the Group owns any Information Technology that is material to the operation of the Business.

22.2         Details of all agreements and arrangements relating to Information Technology that are material to the operation of the Business entered into by, or pursuant to which any benefit is obtained by, or any obligation imposed on, any member of the Group are set out in the Disclosure Letter.

22.3         Neither any member of the Group nor, so far as the Principal Seller is aware, any third party is in material breach of any material agreement or arrangement required to be disclosed pursuant to paragraph 22.2 of this Schedule.

22.4         None of the domain names registered or used by or for, any member of the Group is the subject of any litigation or other dispute, challenge or claim and so far as the Principal Seller is aware, no litigation, dispute or claim is expected or likely in relation to any domain name required to be disclosed by paragraph 22.7.

22.5         Save as set out in the Disclosure Letter, no member of the Group has experienced any material disruption in or to its business or operations or the operation of any Park that has not been rectified within a reasonable period of time as a result of (a) any security breach in relation to any Information Technology, (b) any failure (whether arising from any bug, virus, defect or otherwise), lack of capacity or other sub-standard performance of any Information Technology, or (c) any failure, interruption or defective operation of any Information Technology caused by the occurrence or processing of any date or dates.  So far as the Principal Seller is aware, no circumstance exists which is expected to give rise to any such disruption.

22.6         So far as the Principal Seller is aware, as at the date of this agreement each member of the Group either owns or has a contractual right to use all material Information Technology which is currently used in the business conducted by that member of the Group.

22.7         Details of all domain names registered by or for or used by or for any member of the Group are set out in the Disclosure Letter.  All registrations in relation to such domain names have been maintained and all related fees and necessary administrative steps have been (respectively) paid and taken.

22.8         Details of all websites currently carried on by or on behalf of any member of the Group (whether or not directed at, or accessible by, the public) are disclosed in the Disclosure Letter.

23.          Property

23.1         The Properties are the only parcels of real estate or immovable properties owned, used or occupied by the members of the Group or in respect of which any member of the Group has any estate, interest, right or liability (whether actual or contingent).

23.2         In relation to each Property:

(A)          the Property Owner is solely legally and beneficially entitled to such Property and has good title to it;

(B)           the Property Owner has under its control all of the title deeds and documents necessary to provide its title to such Property; and

(C)           the Property Owner holds such Property subject to the leases, underleases, tenancies, licences or other agreements or arrangements particulars of which are set out in Schedule 10 (Real estate) but is otherwise in physical possession and actual occupation of the whole of such Property on an exclusive basis.

23.3         (A)          There are no mortgages or charges or other security interests, legal or equitable, fixed or floating, affecting any of the Properties and so far as the

Principal Seller is aware no person has or claims to have any lien on any of the Properties or the documents of title.

(B)           There are no agreements for sale, options, rights of pre-emption or similar matters affecting any Property.

(C)           The Properties are not subject to any covenants, restrictions or other encumbrances which would or could have a materially adverse effect on the use of the Properties for their current use.

(D)          Any covenants, restrictions and other encumbrances affecting any Property are being complied with in all material respects and the Principal Seller has not received any notice alleging material breach of any such covenants, restrictions or encumbrances.

(E)           So far as the Principal Seller is aware there are no circumstances which (with or without the passage of time or the taking of other action) would entitle any third party to exercise a right or power of entry or to take possession, or which would materially adversely restrict the continued possession, enjoyment or use of any Property for the purpose referred to in Schedule 10 (Real estate).

23.4         (A)          Each Property is presently used for the purpose referred to in Schedule 10 (Real estate), which is the permitted use under applicable planning or zoning legislation or plans.

(B)           All necessary permissions and consents in respect of use for the purpose referred to in Schedule 10 (Real estate) and any development at each Property have been obtained and all such use and development has been carried out in all material respects in accordance with any such permissions and consents and with applicable planning or zoning legislation or plans.

(C)           No consent or permission relating to any Property is temporary or on a personal basis or is suspended or remains unimplemented in whole or in part.

(D)          The Principal Seller has received no notice alleging that any Property is failing or has failed to comply with planning or zoning legislation or plans.

23.5         All statutes, orders or regulations relating to each Property have been observed and further, so far as the Principal Seller is aware, there are no outstanding requirements or recommendations of any competent authority.

23.6         None of the Properties is the subject of a compulsory purchase order, notice to treat or a notice of entry and no proposals have been published for its compulsory acquisition.

23.7         (A)          Any buildings or other structures on or comprising each Property are in a condition that makes them fit for the purpose for which they are being used and neither the Principal Seller nor the relevant Property Owner expect that the expenditure of any substantial sum of money will be required in respect of the Property within twelve months of the date of this agreement.

(B)           No buildings or structures on any Property are currently undergoing substantial works of construction or re-construction.

(C)           So far as the Principal Seller is aware all adverse surveyors’, engineers’ or other professionals’ reports in respect of any Property have been disclosed.

23.8         None of the Properties is subject to the payment of any outgoings other than the uniform business rate or water rates (and, in the case of leaseholds, the rents, insurance and service charge reserved by the Lease) all of which have been paid to date.

23.9         (A)          There are no outstanding disputes, actions or claims in respect of any Property nor is the Principal Seller or the relevant Property Owner aware of any such disputes, actions or claims.

(B)           Neither the Principal Seller nor the relevant Property Owner has made or had any reason to make any claim or complaint in relation to any neighbouring property or its use or occupation.

23.10       (A)          Each Property has all necessary rights, easements and services (including, without limitation, electricity, gas and water supply, sewage and telecommunications) for its use as currently used.

(B)           The principal means of access to each of the Properties is over a highway maintainable at public expense.

(C)           All means of access to the Properties all pipes, wires, cables, conduits and other conducting media serving the Properties through and all other rights and services enjoyed by the Properties are or can be used or exercised under a legally enforceable provision either by a statute or a legal easement expressly granted to or reserved by the relevant Property Owner and held for the same estate or interest as the relevant Property Owner’s estate or interest in the Property without any restriction or limitation or any term entitling any person to curtail or determine their use or to demand payment for their use.

(D)          Except where the rights are public rights, legally enforceable provision exists for the repair and maintenance of such means of access, pipes, wires, cables, conduits and other conducting media with power for the relevant Property Owner to enter and carry out such work in case of default.

(E)           The relevant Property Owner has not been called upon to contribute towards such repair and maintenance and has no reason to expect any such demand.

23.11       In relation to each Property which is leasehold:

(A)          the Property is held under the terms of the lease (the “Lease”) briefly referred to in Schedule 10 (Real estate) and no collateral assurances, undertakings or concessions have been made by any party to the Lease;

(B)           there are no rent reviews outstanding or exercisable by the lessor from a date prior to the Completion Date;

(C)           the documents of title to the Property include any consents required for the grant of the Lease and satisfactory evidence of the current annual rent having been agreed or determined (where it is not the same as that originally reserved by the Lease) and of all reversioners’ consents required under the Lease having been obtained;

(D)          all covenants and conditions contained in the Lease or in any licence, consent or other document entered into supplemental to the Lease, whether on the part of the landlord or the tenant have been materially observed and performed to date, no material breaches have been waived or acquiesced in and so far as the Seller is aware the Lease is valid and in full force;

(E)           the receipts for rent and any service charge due on the date for payment next before the Completion Date have been issued without qualification;

23.12       In relation to each Property:

(A)          all material details of the leases, tenancies, licences and agreements to which the Property is subject (“Letting Documents”) are correctly summarised in Schedule 10 (Real estate);

(B)           all covenants and conditions on the part of the lessor contained in the Letting Documents or in any licence, consent or other document entered into supplemental to the Letting Documents have been materially observed and performed to date and, so far as the Principal Seller is aware, all covenants and conditions on the part of the lessee contained in the Letting Documents or in any licence, consent or other document entered into supplemental to the Letting Documents have been materially observed and performed to date and no breach has been waived or acquiesced in;

(C)           all rent and other sums due under the Letting Documents has been and is paid promptly as and when it becomes due and no rent has been commuted, waived or paid in advance of the due date for payment;

(D)          no collateral assurances, undertakings or concessions have been made by the lessor and, so far as the Principal Seller is aware, no collateral assurances, undertakings or concessions have been made by the lessee;

(E)           where the current annual rent is not the same as the annual rent originally reserved by the Letting Documents, evidence of its agreement or determination has been placed with the documents of title;

(F)           any consents required for the grant of the Letting Documents have been obtained and placed with the documents of title along with evidence of the registration of the grant where requisite; and

(G)           all steps in rent reviews have been duly taken, there are no rent reviews in the course of being determined or exercisable from a date prior to the Completion Date and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the appropriate authority.

24.          The Environment

In paragraphs 24.1 and 24.2:

“Environment” means all or any part of the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media;

“Environmental Laws” means all applicable statutes and subordinate legislation and other national, federal, state and local laws, common laws or civil code, and guidance notes or codes of conduct (in each case, having the force of law) insofar as they relate to or apply to Environmental Matters as of the date of this agreement;

“Environmental Matters” means:

(i)             pollution or contamination;

(ii)           the disposal, release, spillage, deposit, escape, discharge, leak or emission of, Hazardous Materials or Waste;

(iii)           exposure of any person to Hazardous Materials or Waste;

(iv)          the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment;

(v)           use and recovery of packaging;

(vi)          any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment arising directly or indirectly out or the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Materials or Waste;

“Environmental Permits” means any registration, permit, licence, consent or authorisation required by Environmental Laws in relation to either the carrying on of the business of any member of the Group or the operations of such business in relation to any Relevant Properties;

“Hazardous Material” means anything which alone or in combination with other things is capable of causing harm or damage to the Environment or any other organism supported by the Environment including, without limitation, any hazardous or toxic substances or pollutants;

“Waste” means any waste including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value;  and

“Works” means the carrying out of:

(i)          inspection, investigation, sampling and monitoring works;  and

(ii)         any works, including the installation, operation, repair or replacement of plant or equipment, in order to remove, remediate or contain any Environmental Matter or in order to prevent an Environmental Matter from arising.

24.1         Environmental permits

(A)          All Environmental Permits have been obtained and are in full force and effect.

(B)           So far as the Principal Seller is aware no material operating expenditure or material capital expenditure is proposed in relation to Environmental Matters or Environmental Permits.

(C)           So far as the Principal Seller is aware, no circumstances exist which may reasonably be expected to result in and the sale of the Shares under this agreement will not result in the material variation, limitation or revocation of any Environmental Permit.

24.2         Compliance

(A)          Each member of the Group has complied in the last 5 years prior to Completion in all material respects with Environmental Law.

(B)           So far as the Principal Seller is aware, there are no polychlorinated biphenyls (“PCBs”) or asbestos at any Relevant Property.  So far as the Principal Seller is aware, there are no landfill sites, underground storage tanks, leaking, unsafe, uncontained or unlined storage treatment or disposal areas for Hazardous Materials or Waste at or within 250 metres of any Relevant Property.

(C)           So far as the Principal Seller is aware, no Hazardous Materials are present at any of the Relevant Properties in circumstances that would reasonably be expected to result in liability being imposed on, or Works being required to be performed by, a member of the Group, under Environmental Laws by any relevant authority.

(D)          No member of the Group is or has been involved in any litigation proceedings, any written claim or complaint by any person under Environmental Laws and nor, so far as the Principal Seller is aware, is any threatened in writing.  At no time has any member of the Group received any written notice or communication or information from any relevant authority or third party alleging any liability in relation to Environmental Matters or that any Works are required or stating or suggesting that there is or is likely to be any pollution, contamination or nuisance at or from any Relevant Property.

(E)           All environmental audits and other environmental assessments, reviews and reports in the possession or control of any member of the Group relating to any Relevant Property or any of the activities of the members of the Group have been disclosed in the Disclosure Letter.

(F)           So far as the Principal Seller is aware no member of the Group has any liability in respect of Environmental Matters arising out of or in connection with any act or omission of any former subsidiary, subsidiary undertaking or former business of any member of the Group.

25.          Employment

25.1         A list of the names, date of start of employment, period of continuous employment, notice period, salary, bonus, commission, redundancy entitlement and entitlement to any employment or benefits policies including share incentives, share options, profit sharing or other incentive schemes and any other benefits (e.g., related to sales, profits or performance) of every employee of each member of the Group who is entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate over the last three financial years, in excess of EUR 50,000 per annum (or its equivalent in local currency at exchange rates prevailing at the date of this agreement), and of every director of any member of the Group who is also an employee and the years of continuous service for redundancy purposes of that employee, are set out in the Disclosure Letter.

25.2         Date of start of employment, period of continuous employment, notice period, salary, bonus, commission, redundancy entitlement and entitlement to any employment or benefits policies including share incentives, share options, profit sharing or other incentive schemes and any other benefits (e.g., related to sales, profits or performance) of every other employee of each member of the Group and the years of continuous service for redundancy purposes of that employee are set out in the Disclosure Letter.

25.3         Details of any redundancies in the 12 months to the date of this Agreement are set out in the Disclosure Letter.

25.4         Any contract of employment to which any member of the Group is a party can be terminated by the employing company without damages or compensation (except for any payment or termination of employment automatically applicable by law) by giving at any time the greater of three months’ notice or the minimum period of notice applicable to that contract set down by the relevant law or labour code applicable to that employment.

25.5         Summary details of the terms of engagement of all consultants, workers and other personnel currently engaged by each member of the Group who are not employees are contained in the Disclosure Letter and no claims by any such personnel that they have employment rights against any member of the Group have been notified to any member of the Group.

25.6         No employee or other personnel of any member of the Group has given notice terminating his contract of employment or engagement or is under notice of dismissal and no amount due to or in respect of any employee or other personnel or former employee or personnel of any member of the Group is in arrears and unpaid other than his salary for the month current at the date of this agreement.

25.7         Since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any employee or other personnel of any member of the Group, and no such change, and no negotiation for such a change, is current or likely within six months from the date of this agreement.

25.8         There is no dispute between any member of the Group and any trade union, works council or other organisation formed for a similar purpose existing, pending or threatened to a member of the Group and there is no collective bargaining agreement or other arrangement (whether binding or not) to which any member of the Group is a party.

25.9         Summary details of the works councils that exist with respect to members of the Group and the arrangements of the Group with such works councils are set out in the Disclosure Letter.  If any, the personnel representatives and the works councils of any member of the Group have, as the case may be, been duly elected (or the elections duly organised) and informed and/or consulted if required by any applicable regulation of any relevant jurisdictions.

25.10       Any consultation required with respect to the transactions contemplated by this agreement and the Merger with any personnel representative, work councils or employees of each member of the Group have been properly carried out.

25.11       No member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by any member of the Group other than as relates to salary for the month current at the date of this Agreement.

25.12       Each member of the Group has complied in all material respects with applicable legal and regulatory provisions relating to (i) working time; (ii) the health and safety of its employees at work and (iii) temporary workers.

25.13       There are no claims threatened to any member of the Group or pending against any member of the Group by or in respect of any employee or other personnel or former employee or other personnel in respect of any accident or injury or in relation to any other matter arising from his employment or engagement.

25.14       No member of the Group is paying, is under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service, and there are no supplemental retirement schemes in place.

26.          The Accounts and Tax

26.1         No member of the Group has any outstanding liability for:

(A)          Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period ending on or before the Accounts Date; or

(B)           purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in full in the local statutory accounts of such member.

26.2         The amount of the provision for deferred Taxation in respect of each member of the Group contained in the local statutory accounts of such member was, at the Accounts Date, adequate and fully in accordance with accounting practices generally accepted in the jurisdiction in which the relevant member of the Group is incorporated and commonly adopted by companies carrying on businesses similar to those carried on by that member of the Group.

27.          Tax events since the Accounts Date

Since the Accounts Date:

(A)          no member of the Group has declared, made or paid any distribution;

(B)           no accounting period of any member of the Group has ended except in the case of Premier Financial Services SPRL as provided herein;

(C)           there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which would be deemed under applicable law to have been received for tax purposes;

(D)          no event has occurred which will give rise to a tax liability on any member of the Group calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Group becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company (other than any other member of the Group);

(E)           no member of the Group has paid or become liable to pay any interest or penalty in connection with any tax or otherwise paid any tax after its due date for payment or become liable to pay any tax the due date for payment of which has passed.

28.          Tax returns, disputes, records and claims, etc.

28.1         Each member of the Group has made or caused to be made all proper returns required to have been made, and has supplied or caused to have been supplied all information required to have been supplied, to any Tax Authority in connection therewith and all such information is true and accurate in all material respects.  In the last six years, each member of the Group has made or caused to be made within the legally prescribed time limits all payments in respect of any Tax shown on such returns.

28.2         There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any Tax Authority regarding liability or potential liability to any Tax (including in each case penalties or interest) recoverable from any member of the Group or regarding the availability of any relief from Tax to any member of the Group that has taken such relief into account in computing its liability for Taxes and, so far as the Principal Seller is aware, there are no circumstances which make it likely that any such dispute or disagreement will commence.

28.3         The Company or one or more other members of the Group has sufficient records relating to past events, including any elections made, to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by any member of the Group or acquired by any such member since that date but before Completion.

28.4         Each member of the Group has duly submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.

28.5         Except in the case of Premier Financial Services SPRL and Bellewaerde Park BVBA, each of which benefits from  preferential tax status in its local jurisdiction, the amount of Tax chargeable on any member of the Group has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

28.6         No member of the Group has received any notice from any Tax Authority which required or will require such member to withhold tax from any payment made since the Accounts Date or which will or may be made after the date of this agreement.

29.          Property-based activities

29.1         No member of the Group is a company with a predominantly real-estate based activity (“société à prépondérance immobilière”) for French tax purposes, defined as a company the value of whose assets is comprised of more than 50% in French-based property or real-estate rights, in either case that are not allocated for the operation of its business.

29.2         No member of the Group is a company which is or may be a real estate company for Dutch tax purposes, which would include any company the value of whose assets is comprised of more than 70% in Dutch-based property or real-estate or if more than 70% of its activities consist of trading or exploiting Dutch-based property or real estate.

30.          Stamp duty and other documentary taxes

All documents which are required to be stamped or are subject to any registration or similar documentary Tax and which are in the possession of any member of the Group or by virtue of which any member of the Group has any right have been duly stamped and any registration or similar documentary Tax has been discharged.

31.          Value added tax

31.1         Each member of the Group has complied with any obligations to register for the purpose of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.

31.2         No member of the Group has made any exempt supplies in current or preceding VAT years applicable to that member of the Group.

32.          Duties, etc.

All VAT, import duty and other taxes or charges payable to any Tax Authority upon the importation of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, owned or used by any member of the Group have been paid in full.

33.          Tax on disposal of assets

On a disposal of all its assets by any member of the Group for:

(A)          in the case of each asset owned by that member of the Group at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the local statutory accounts of such member; or

(B)           in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition then either:

(i)            in respect of any asset falling within (A) above, the liability to Tax (if any) which would be incurred by that member of the Group in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the local statutory accounts of such member; or

(ii)           in respect of any asset within (B) above, no Tax liability would be incurred by that member of the Group in respect of that asset.

34.          Deductions and withholdings

Each member of the Group has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

35.          Residence

The country which is given in Schedule 7 (Basic information about the Company) or Schedule 8 (Basic Information about the Subsidiaries) as the tax residence of the Company or any other member of the Group is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of the Company or that member of the Group and no member of the Group has ever paid Tax on income profits or gains to any Tax Authority in any other country except that mentioned in Schedule 7 (Basic information about the Company) or Schedule 8 (Basic information about the Subsidiaries).

36.          Non-arm’s length transactions

No member of the Group is a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.

37.          Clearances

No member of the Group has, within the last five years, been party to or otherwise involved in any transaction, scheme or arrangement in respect of which Tax Legislation provides for clearance to be obtained from any Tax Authority.

38.          Tax Grouping

No member of the Group has its Tax affairs dealt with on a consolidated basis nor has any member of the Group entered into any Tax sharing arrangement (including without limitation any arrangement under which Tax losses or Tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of the profits, gains or losses of that member of the Group with any company not being another member of the Group.

39.          Tax Status

No member of the Group benefits from any preferential tax regime, granted by law or by special authorisation issued by any particular authority, which could in whole or in part be affected by the signature of this agreement.

Schedule 3
(Sellers’ limitations on liability)

1.             De minimis and threshold

The Sellers shall not liable in respect of:

(i)            any Claim (other than any Claim in respect of a breach of paragraph 4.3, paragraph 6(I) (to the extent it relates to any dividend or other distribution that has been declared, made or paid since 28 March, 2004) or paragraph 7 of Schedule 2 (Warranties)) or any claim by the Purchaser under the Tax Covenant unless that Claim or claims is for EUR 50,000 or more or, if that claim is one of a series of Claims or claims with respect to related or similar facts or circumstances, unless that Claim or claim together with those other Claims or claims in aggregate are for EUR 50,000 or more; or

(ii)           any Claim (other than any Claim in respect of a breach of paragraph 4.3, paragraph 6(I) (to the extent it relates to any dividend or other distribution that has been declared, made or paid since 28 March, 2004) or paragraph 7 of Schedule 2 (Warranties)) or any claim by the Purchaser under the Tax Covenant or under sub-clause 12.7(B)(i) unless the aggregate amount of all Claims and claims (under the Tax Covenant and sub-clause 12.7(B)(i) (taking no account of Claims or claims in respect of which the Sellers are not liable as a result of paragraph (i) above) shall exceed EUR 2,000,000, but once the aggregate amount of all such Claims and claims has exceeded such sum, the Principal Seller shall be liable in respect of the full amount of all such Claims and claims and not only the amount by which such sum is exceeded.

2.            Aggregate liability

The aggregate liability of the Sellers for all claims under this agreement (other than claims under sub-clause 12.1) when aggregated with any claims by the Purchaser under the Tax Covenant shall not exceed EUR 75,000,000.

3.             Time limits for bringing Claim

The Sellers shall not be liable for any Claim:

(i)            unless the Purchaser notifies the Principal Seller in writing in reasonable detail of the Claim on or before the expiry of:

(a)           ten Business Days after the statutory time limit (including any extension granted to such time limit) in the jurisdiction in which any Tax, in relation to the breach of any of the Tax Warranties, is sought in the case of a Claim in respect of a breach of any of the Tax Warranties; and

(b)          the 18 month period commencing at Completion in respect of any other Claim;

(ii)           that is not satisfied, settled or withdrawn within six months of the date of notification of such Claim under sub-paragraph 3(i) unless proceedings in respect of it have been commenced by being both issued and served on the Principal Seller within such six month period.  In the case of a Claim based upon a liability that is contingent or otherwise not capable of being quantified, the six month period shall commence on the later of the date of notification of such Claim under sub-paragraph 3(i) and the date upon which the Purchaser becomes aware that the contingent liability has become an actual liability or the liability is capable of being quantified.

4.            Conduct of litigation

(i)            If the Purchaser becomes aware of any written claim, action or demand against it or any member of the Group or the Purchaser’s Group (a “Third Party Claim”) which is reasonably likely to give rise to a Claim, other than a Claim in respect of a breach of any of the Tax Warranties, or a claim by the Purchaser under sub-clause 12.4 or 12.7(B)(ii) the Purchaser shall:

(a)           as soon as reasonably practicable thereafter (and in any event no later than 30 days thereafter) give notice thereof in writing to the Principal Seller it being acknowledged that in the case of the claim under sub-clause 12.4, the Purchaser shall be deemed to have given such notice within the required time period;

(b)           make available to accountants and other professional advisers appointed by the Principal Seller such access to the personnel of any member of the Group and to any relevant records and information as the Principal Seller may reasonably request in connection with such Third Party Claim; and

(c)           (subject to the Principal Seller, the Purchaser or the relevant member of the Group being fully indemnified to its reasonable satisfaction against all reasonable costs, expenses and liabilities incurred in doing so), use all reasonable endeavours to procure that the auditors (both past and then current) of any member of the Group make available their audit working papers in respect of audits of any member of the Group’s accounts for any relevant accounting period in connection with such Third Party Claim.

(ii)           If the Purchaser becomes aware of a Third Party Claim of which notice has been given by the Purchaser under paragraph 4(i)(a), the Purchaser shall, subject to the Purchaser and the relevant member of the Group being fully indemnified to its reasonable satisfaction by the Principal Seller against all reasonable costs, expenses and liabilities incurred in doing so:

(a)           take or procure such action to be taken as the Principal Seller shall reasonably request to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of a Third Party Claim;

(b)           if so requested by the Principal Seller, maintain consultation with the Principal Seller on all aspects of any proceedings in defence of a Third Party Claim;

(c)           not admit liability in respect of a Third Party Claim, nor compromise, nor settle any proceedings in defence of a Third Party Claim, without the written consent of the Principal Seller; and

(d)           if so required by the Principal Seller in writing, ensure (or, as appropriate, shall co-operate to procure that the relevant member of the Group shall ensure), that the Principal Seller is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question and provide (or, as appropriate, co-operate to procure that each relevant member of the Group provides) such information and assistance as the Principal Seller may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations, provided that neither the Purchaser nor any member of the Group shall be required:

(1)           to take any action (or omit to take any action) which is unlawful;

(2)           to take any action (or omit to take any action) which the Purchaser reasonably believes to be Materially Prejudicial.  If the Purchaser does not take an action (or omit to take an action) which it would otherwise be obliged to take pursuant to this paragraph (ii) because it believes that it would be Materially Prejudicial then it will notify the Principal Seller of that fact and if the Purchaser does so notify the Principal Seller then the Principal Seller may within 14 days of receiving such written notice notify the Purchaser that it requires that the Purchaser and the Principal Seller instruct (and the Purchaser and the Principal Seller shall instruct) an Agreed Lawyer (as defined below) to give an opinion to them on whether if the Purchaser takes (or omits to take) the relevant action the Purchaser or the relevant member of the Group will (on the balance of probabilities) be able to successfully defend the relevant Third Party Claim.  If the opinion of such Agreed Lawyer is that the Purchaser or the relevant member of the Group would (on the balance of probabilities) be able to successfully defend the relevant Third Party Claim if the Purchaser took (or omitted to take) the relevant action then unless paragraph (1) is also applicable, the Purchaser will as soon as reasonably practicable thereafter take (or omit to take) (or, as applicable, procure that the relevant member of the Group takes (or omits to take)) the relevant action.  The Principal Seller and the Purchaser will co-operate with and provide to the Agreed Lawyer such access to the personnel of the Purchaser, the Group and the Retained Group and to any relevant records and information as the Agreed Lawyer may reasonably request.  The costs of the Agreed Lawyer shall be borne equally between the Principal Seller and the Purchaser.  In this paragraph (2) the term “Agreed Lawyer” means a lawyer who has been qualified to practice law in the jurisdiction where the Third Party Claim has been made for more than 10 years and whose identity is agreed between the Principal Seller and the Purchaser or, in the absence of such agreement within 14 days of the Principal Seller notifying the Purchaser that it requires the matter to be referred to an Agreed Lawyer, on the application of either party by the President (or equivalent officer) for the time being of the Law Society of England and Wales (or its successor body) and the term “Materially Prejudicial” means an action (or omission to take an action) which is materially prejudicial to or will have a material adverse impact on, the business, finances or interests of the Purchaser and/or the Group;

(iii)          Any failure by the Purchaser or any member of the Group to comply with the provisions of this paragraph 4 or 5(iii) shall not prevent any Claim by the Purchaser or extinguish any liability of the Principal Seller under the Claim in question but may be taken into account in calculating any such liability of the Principal Seller to the extent that such liability is increased by such failure.

5.            No Liability if loss otherwise compensated for

(i)            No liability shall attach to the Sellers by reason of any breach of this agreement to the extent that the same loss has been recovered by the Purchaser under any other Warranty or term of this agreement or the Tax Covenant and accordingly the Purchaser may only recover once in respect of the same loss.

(ii)           The Principal Seller shall not be liable in respect of any Claim (other than a Claim in respect of a breach of any of the Tax Warranties) or any claim under sub-clause 12.4 to the extent that the amount of such Claim or claim under sub-clause 12.4 is covered by any policy of insurance and the loss the subject matter of the Claim or claim under sub-clause 12.4 is actually recovered.

(iii)          If the Purchaser and/or any member of the Group are at any time entitled (whether by reason of a right to take legal action or a claim under an insurance policy) to recover from some other person any sum in respect of any matter giving rise to a Claim (other than a Claim in respect of a breach of any of the Tax Warranties) or any claim under sub-clause 12.4 (whether before or after the Principal Seller has made a payment hereunder), the Purchaser shall:

(a)           notify the Principal Seller thereof and provide such information as the Principal Seller may reasonably require relating to such right of recovery and the steps taken or to be taken by the Purchaser or the relevant member of the Group in connection with it;

(b)           if so required by the Principal Seller (subject to the Purchaser or, as appropriate, the relevant member of the Group being fully indemnified to its reasonable satisfaction by the Principal Seller against all reasonable liabilities, costs and expenses incurred by the Purchaser or the relevant member of the Group) take, or procure that the relevant member of the Group takes, all steps (whether by way of a claim against its insurers or otherwise including but without limitation legal proceedings) as the Principal Seller may reasonably require to enforce such recovery;

(c)           keep the Principal Seller reasonably informed of the progress of any action taken; and

any amount recovered in respect of such matter (less all reasonable out-of-pocket cash and expenses incurred by the Purchaser or the relevant member of the Group in recovering the same and any actual liability to Taxation suffered in connection therewith) shall to that extent reduce or extinguish any such Claim or claim under sub-clause 12.4.

(iv)          Provided that this paragraph shall not apply in circumstances where sub-clause 5(C) or 5(D) of the Tax Covenant applies, if either Seller pays to the Purchaser an amount in discharge of a Claim (other than a Claim in respect of a breach of any of the Tax Warranties) or any claim under sub-clause 12.4 and the Purchaser or any member of the Group subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim or the claim under sub-clause 12.4, the Purchaser shall (or, as appropriate, shall procure that any member of the relevant Group shall) repay to the Principal Seller the lesser of:

(a)           the amount paid by the Sellers to the Purchaser in discharge of the Claim or the claim under sub-clause 12.4; and

(b)           an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved) less all reasonable out-of-pocket costs and expenses incurred by the Purchaser or the relevant member of the Group in recovering the same and any Taxation suffered in connection therewith.

6.            Acts of the Purchaser

(i)            The Principal Seller shall not be liable for any Claim (other than a Claim in respect of a breach of any of the Tax Warranties) or any claim under sub-clause 12.4 or 12.7(B)(ii) which would not have arisen but for an act, omission or transaction carried out after the date of Completion by the Purchaser or the relevant member of the Group or their respective directors, employees or agents or successors in title other than any such act, omission or transaction carried out or effected under a legally binding commitment of a member of the Group created on or before Completion or required by applicable law or carried out or effected in the ordinary and usual course of business of the relevant member of the Group as carried on up to Completion or carried out to effect the Merger.

(ii)           The Principal Seller shall not be liable for any Claim (other than a Claim in respect of a breach of any of the Tax Warranties) or any claim under sub-clause 12.4 or 12.7(B)(ii) to the extent that such Claim would not have arisen but for the winding up or cessation of any trade or business by any member of the Group after Completion, provided that (a) such winding up or cessation was not contemplated prior to Completion; and (b) this paragraph (ii) shall not apply with respect to the Merger.

(iii)          The Principal Seller shall not be liable for any Claim (other than a Claim in respect of a breach of any of the Tax Warranties) if and to the extent that it would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser or any member of the Group after Completion to make an election or claim any relief the making or claiming of which was known by the Purchaser to have been taken into account in computing the provision or reserve for tax in the Actual Working Capital Deficit.

(iv)          The Principal Seller shall not be liable for any Claim to the extent that such Claim arises or, such Claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting or Taxation policies or practice, or the length of any accounting period for Tax purposes, of the Company, the Purchaser, any member of the Group, or any other company in the same group of companies as the Company or the Purchaser.

7.            Future Events

The Principal Seller shall not be liable in respect of any Claim to the extent that such Claim is attributable to, or such Claim is increased as a result of any change in the nature of the trade or business of any member of the Group, any legislation not in force at the date hereof or to any change of law, regulation, directive, requirement or administrative practice or any change in the basis or, method of calculation of, or increase in the rates of Tax or published practices of the Inland Revenue, HM Customs or other relevant tax authority, which in each case is not in force at the date hereof and which takes effect retrospectively.

8.             Allowance, Provision or Reserve in the Accounts

The Principal Seller shall not be liable for any Claim or any claim under sub-clause 12.4 in respect of any fact, matter, event or circumstances to the extent that allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Actual Working Capital Deficit; and

9.             Duty to Mitigate

(A)          Nothing in this agreement shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Principal Seller of any Warranty (other than a Claim in respect of a breach of any of the Tax Warranties) or any fact, matter, event or circumstance giving rise to a Claim (other than a Claim in respect of a breach of any of the Tax Warranties); and

(B)           the Purchaser shall be under the same duty to mitigate any loss or damage which it may suffer in consequence of, or any facts, matter or circumstances giving rise to, any claim under sub-clause 12.4 or 12.7(B)(ii) as it would if such claim were a claim for breach of warranty, provided that:

(Y)          if paragraph 4(ii) applies and the Principal Seller has made requests pursuant to paragraph 4(ii)(a) or taken on or taken over the conduct of the relevant proceedings or negotiations pursuant to paragraph 4(ii)(d) and the Purchaser has not pursuant to paragraph 4(ii)(2) become entitled to not take any action (or omit to take any action) which it would otherwise be required to take, then the Purchaser shall be deemed to be complying with its obligations under this paragraph 9 to the extent that those obligations relate to the conduct of that Third Party Claim;

(Z)          if paragraph 4(ii) applies and the Principal Seller has not given its consent to the compromise or settlement of any proceedings in defence of a Third Party Claim when requested to do so, then the Purchaser shall be deemed to have complied with its obligations under this paragraph 9 to the extent that those obligations relate to the conduct of that Third Party Claim by not so compromising or settling the proceedings; and

(iii)          if paragraph 5(iii) applies and the Principal Seller has made requests pursuant to that paragraph 5(iii) then the Purchaser shall be deemed to be complying with its obligations under this paragraph 9 to the extent that those obligations relate to the legal action referred to in paragraph 5(iii).

10.          No Liability for Contingent or Non-Quantifiable Claims

If any Claim (other than a Claim in respect of a breach of any of the Tax Warranties) or any claim under sub-clauses 12.4, 12.5, 12.6, or 12.7, shall arise by reason of some liability which at the time that the Claim or claim is notified to the Principal Seller is contingent only or otherwise not capable of being quantified, the Sellers shall not be under any obligation to make any payment to the Purchaser in respect of such Claim or claim until such time as the contingent liability becomes an actual liability and is due and payable, as the case may be.

11.          Claims under the Tax Warranties

No claim shall be made in relation to a breach of any of the Tax Warranties unless and to the extent that a claim could be made under the Tax Covenant in relation to the same subject matter or action giving rise to the breach, and no greater sum shall be recovered for a breach of the Tax Warranties than could have been recovered under the Tax Covenant in relation to that subject matter or action.

12.          Environmental Claims

The Principal Seller shall have no liability to the Purchaser in respect of Environmental Matters and/or Works under the Warranties except where the Purchaser successfully brings a claim against the Principal Seller under paragraph 24 of Schedule 2 (Warranties) in circumstances where:

(i)            in relation to any Works, the Purchaser is subject to a binding legal requirement by a relevant authority (a “Requirement”) to perform such Works, or the Principal Seller agrees in writing that such Works are reasonably necessary to avoid the imposition of a Requirement where it is otherwise reasonably likely that one will be imposed, such agreement not to be unreasonably withheld; and/or

(ii)           save as required by Environmental Law, neither the Purchaser, nor any other person under the Purchaser’s control or at the Purchaser’s request, has made either (a) any information, concerning any matter which may give rise to potential liability under paragraph 24 of Schedule 2 (Warranties), voluntarily available as a result of which liability is caused or increased, or (b) any admission of liability in respect of the same, to any relevant authority, other than where the Principal Seller has previously approved this course of action in writing, such approval not to be unreasonably withheld.

Schedule 4

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Schedule 5
(Conduct of business before Completion)

The Principal Seller undertakes with the Purchaser that it will procure that no member of the Group shall between the time of this agreement and Completion:

(A)          dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any material part of its assets except in the ordinary course of business on normal arm’s length terms; or

(B)           enter into any materially unusual or abnormal or onerous contract or commitment; or

(C)          enter into any contract or arrangement involving or likely to involve the payment by or to the Group of any amounts in excess of EUR 25,000 (or the equivalent in any other currency) in any year; or

(D)          acquire any asset from or dispose of any asset to, a member of the Retained Group or enter into any contract or arrangement with a member of the Retained Group under which a member of the Group or Retained Group will have any rights or obligations after Completion; or

(E)           declare, make or pay any dividend or other distribution to a member of the Retained Group; or

(F)           create, grant or issue, or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities or redeem or agree to redeem any such securities or give or agree to give, any guarantees or indemnities, except, in the case of guarantees and indemnities, in the ordinary course of trading; or

(G)          create, allot or issue or agree to create, allot or issue any shares or other securities of whatsoever nature convertible into shares; or

(H)          create, issue, redeem or grant any option or right to subscribe in respect of any share capital or agree so to do; or

(I)            incur any other Financial Indebtedness; or

(J)           make any capital commitment with an individual contract value of EUR 25,000 or more, including for this purpose, the acquisition of any capital asset under a finance lease; or

(K)          dispose of any fixed asset having a book value in excess of EUR 25,000; or

(L)           fail to take any action required to maintain any of its insurances in force or knowingly do anything to make any policy of insurance void or voidable; or

(M)         alter the provisions of its constitutional documents or adopt or pass further regulations or resolutions inconsistent therewith; or

(N)          change its financial year or the dates or duration of its accounting periods; or

(O)          make any substantial change in the nature of its business; or

(P)           discontinue or cease to operate all or a material part of its business; or

(Q)          change its residence for Taxation purposes; or

(R)           reduce its share capital or purchase its own shares; or

(S)           engage or dismiss other than for cause any employee or consultant earning EUR 100,000 per annum or more (except where the engagement or dismissal process has already commenced) or make any material variation to the terms and conditions of employment of such employees or any of them or of any employees of the Group other than salary increases in the ordinary course and at normal market rates; or

(T)          pass any resolutions in general meeting or by way of written resolution, including, without limitation, any resolution for winding-up, or to capitalise any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve; or

(U)          assign, licence, charge or otherwise dispose of any of or encumber its Intellectual Property or rights in Business Information except in each case:

(i)            with the prior written consent of the Purchaser or the prior express verbal consent of Fabio Giuseppetti or Miles Cresswell-Turner;

(ii)           as expressly provided in any Share Purchase Document; or

(iii)          to the extent provided in the 2004 operating budget or the 2004 capital programme for the Group.

The provisions of this Schedule 5 shall not operate so as to restrict or prevent:

(i)            the entering into in the ordinary course of business of any contract or commitment (other than a contract with a member of the Retained Group) that is terminable in accordance with its terms by written notice of six months or less and that is not material in relation to the business of the Group taken as a whole;

(ii)           the incurring of any expenditure in the ordinary course of business of less than EUR25,000 in the aggregate (such aggregate amount not to include expenditure in respect of raw materials, employee costs, rent and rates in respect of the Business, gas, electricity, water, fuel oil, existing vehicle and equipment leases, carriage, commissions payable to the Group’s agents which a member of the Group has contracted to pay prior to the date of this agreement, advertising, product promotion, product literature, interest and Tax provided that, in each case, such expenditure is in accordance with the normal practice of the relevant member of the Group and is consistent with the usual levels of such expenditure);

(iii)          the incurring of any expenditure on capital account in the ordinary course of business of less than EUR25,000 in aggregate;

(iv)          any matter reasonably undertaken by any member of the Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified);

(v)           the completion or performance of any obligations undertaken pursuant to and in accordance with any contract or arrangement entered into by any member of the Group prior to the date of this agreement; or

(vi)          any matter undertaken at the written request of the Purchaser.